UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Approach Resources Inc.

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One Ridgmar Centre 6500 West Freeway, Suite 800 Fort Worth, Texas 76116

Notice of 2014 Annual Meeting of Stockholders and Proxy Statement Thursday, May 29, 2014 10:00 a.m. Central Time	NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO OUR STOCKHOLDERS:

The 2014 annual meeting of stockholders of Approach Resources Inc., a Delaware corporation, will be held at the offices of Approach Resources Inc., located at One Ridgmar Centre, 6500 West Freeway, Suite 800 in Fort Worth, Texas, on Thursday, May 29, 2014, at 10:00 a.m. Central Time, for the following purposes:

•       To elect three directors, Alan D. Bell, Sheldon B. Lubar and Christopher J. Whyte, to the class of directors whose term expires in 2017;

•       To approve, on an advisory basis, executive compensation;

•       To ratify the appointment of Hein & Associates LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

•       To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

You may vote if you were a stockholder of record at the close of business on April 11, 2014. To ensure that your vote is properly recorded, please vote as soon as possible, even if you plan to attend the annual meeting. You may still vote in person if you attend the annual meeting. For further details about voting, please see “General Matters” beginning on page 1 of this notice and proxy statement.

One Ridgmar Centre 6500 West Freeway, Suite 800 Fort Worth, Texas

If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted on important matters presented at the annual meeting. If you do not instruct your broker on how to vote in the election of directors or the advisory vote to approve executive compensation, your shares will not be voted on these matters.

This notice and proxy statement and enclosed proxy card are first being sent to stockholders on or about April 24, 2014. Our 2013 annual report to stockholders is being sent with this notice and proxy statement.
BY ORDER OF THE BOARD OF DIRECTORS,

J. Ross Craft, P.E. President and Chief Executive Officer April 24, 2014 Fort Worth, Texas

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APPROACH RESOURCES INC.

PROXY STATEMENT

Annual Meeting of Stockholders

May 29, 2014

These proxy materials are being furnished to you in connection with the solicitation of proxies by the Board of Directors of Approach Resources Inc. for use at the 2014 annual meeting of stockholders and any adjournments or postponements of the meeting. We refer to our Board of Directors as the “Board” and to Approach Resources Inc. as “Approach,” the “Company,” “we,” “us” or “our.” The annual meeting will be held at the offices of the Company, One Ridgmar Centre, 6500 West Freeway, Suite 800 in Fort Worth, Texas, on Thursday, May 29, 2014, at 10:00 a.m. Central Time.

The items to be considered are summarized in the notice of annual meeting of stockholders and more fully described in this proxy statement. The notice of annual meeting, this proxy statement, the enclosed proxy card and our 2013 annual report to stockholders are first being mailed on or about April 24, 2014, to all record holders of our common stock as of April 11, 2014. Shares of our common stock represented by proxies will be voted as described below or as specified by each stockholder.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be held on May 29, 2014

The notice of annual meeting, this proxy statement, the form of proxy card and our 2013 annual report to stockholders are available at www.astproxyportal.com/ast/15649. On this site, you will be able to access these materials and any amendments or supplements to these materials that are required to be furnished to stockholders. Information contained on or connected to this website is not incorporated by reference into this proxy statement and should not be considered a part of this proxy statement.

GENERAL MATTERS

Record date.  The record date for the annual meeting is April 11, 2014. On the record date, there were 39,372,780 shares of our common stock outstanding and there were no outstanding shares of any other class of stock. Our stockholders are entitled to one vote for each share of common stock that is owned on the record date, April 11, 2014, on all matters considered at the annual meeting.

Quorum.  In order for us to hold our annual meeting, holders of a majority of our outstanding shares of common stock as of April 11, 2014, must be present in person or by proxy at the meeting. Proxy cards or voting instruction forms that reflect abstentions and broker non-votes will be counted as shares present to determine whether a quorum exists to hold the 2014 annual meeting.

Shares Held of Record.  If your shares are held in your name, you may vote your shares either in person or by proxy. To vote by proxy, you may vote by telephone by using the toll-free number listed on the proxy card, by the Internet at the website for Internet voting listed on the proxy card or you may mark, date, sign and mail the enclosed proxy card in the prepaid envelope. If you vote by granting a proxy, the proxy holders will vote the shares according to your instructions. If you submit a proxy without giving specific voting instructions, the proxy holders will vote those shares as recommended by our Board. If you plan to vote in person at the annual meeting, please bring proof of identification.

Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the annual meeting.

Shares Held in Street Name.  If your shares are held in “street name” by your broker, bank or other nominee, you will receive a voting instruction form with this proxy statement. Like shares held of record, you may vote your shares held in street name in person at the annual meeting if you have obtained a legal proxy from the holder of record for your shares or you may sign and date the enclosed voting instruction form and return it in the enclosed, postage-paid envelope. You may also vote by telephone or over the Internet if your broker, bank or other nominee makes these methods available, in which case your broker, bank or other nominee has provided applicable instructions to do so. If your shares are held in street name in a brokerage account or by a bank or other nominee, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted on Proposals 1 and 2. If you do not instruct your broker on how to vote these proposals, your shares will not be voted on these matters.

Revoking Your Proxy.  If your shares are held of record, even after you have returned your proxy card or voted by telephone or via the Internet, you may revoke your proxy at any time before it is exercised by (i) submitting a written a notice of revocation to our Corporate Secretary by mail to Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116 or by facsimile to (817) 989-9001, (ii) mailing in a new proxy card with a later date, (iii) submitting a proxy with new voting instructions using the telephone or Internet voting system, or (iv) attending the annual meeting and voting in person, which suspends the powers of the proxy holder. If your shares are held in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee in accordance with such broker’s, bank’s or other nominee’s procedures.

Vote Required.  For Proposal 1, the election of three directors, you may vote “FOR ALL NOMINEES,” “WITHHOLD AUTHORITY FOR ALL NOMINEES” or “FOR ALL EXCEPT.” A plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors is required for the election of directors. This means that the three director nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors will be elected to our Board. Broker non-votes and votes marked “WITHHOLD AUTHORITY FOR ALL NOMINEES” will have no legal effect on the outcome of the election of directors. With respect to votes marked “FOR ALL EXCEPT,” votes for director nominees that are withheld will have no legal effect on the outcome of the election of directors, while votes for all other director nominees will count toward a plurality.

For each of Proposals 2 and 3, you may vote “FOR,” “AGAINST” or “ABSTAIN.” The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote is required to approve Proposals 2 and 3. As such, abstentions will have the effect of a vote against the matters to be voted on in Proposals 2 and 3. Brokers will not have discretionary authority to vote on Proposal 2, and broker non-votes will have no effect on the outcome of such vote. Brokers will have discretionary authority to vote on Proposal 3.

Costs of Solicitation.  We will bear all costs incurred in the solicitation of proxies, including the preparation, printing and mailing of these proxy materials. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally or by telephone, email, facsimile or other means, without additional compensation. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares of common stock held by such persons, and we may reimburse those brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. To assist in the solicitation of proxies, we have engaged Okapi Partners LLC, which will receive a fee of approximately $8,500, plus out-of-pocket expenses.

If you have any questions about this proxy statement or the annual meeting, please contact our Corporate Secretary at Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116, or by telephone at (817)  989-9000.

PROPOSAL 1 – ELECTION OF DIRECTORS

Nomination and Election of Directors

Under our certificate of incorporation, the members of our Board are divided into three classes with staggered, three-year terms. The terms of three Class I directors expire at the 2014 annual meeting.

The Board has nominated Alan D. Bell, Sheldon B. Lubar and Christopher J. Whyte for re-election as directors. Upon election, Messrs. Bell, Lubar and Whyte will serve for terms expiring at the 2017 annual meeting of stockholders or, in each case, until their respective successors are elected and qualified.

Each of the nominees has agreed to serve if elected. If any of the nominees becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. The Board may also reduce by resolution the number of directors. The Board does not presently expect that any of the nominees will become unavailable for election.

In making these nominations, the Compensation and Nominating Committee (“Compensation Committee”) reviewed the background of the nominees and recommended nomination to the full Board consistent with the Compensation Committee’s guidelines for identifying and evaluating nominees for directors. Please see “Corporate Governance—Identifying and Evaluating Nominees for Directors” for more information on the Compensation Committee’s guidelines for identifying and nominating director nominees. In addition, information on each nominee is set forth below.

Directors

The Board believes that each nominee and director has valuable individual skills and experiences that, taken together, provide us with the knowledge, judgment and strategic vision necessary to provide effective oversight of the Company. The biographies below reflect the particular experience, qualifications, attributes and skills that led the Board to conclude that each nominee and director should serve on the Board, including:

Nominee/Director	Qualifications and Experience
Mr. Bell, Mr. Craft, Mr. Crain, Mr. Lubar and Mr. Whyte	• Experience in executive management and operations in exploration and production (“E&P”), or oilfield service companies
Mr. Craft	• Detailed, technical understanding of the Company’s operations, reserves, drilling and completion techniques
Mr. Bell, Mr. Brandi, Mr. Craft, Mr. Crain, Mr. Gregg, Mr. Lawrence, Mr. Lubar and Mr. Whyte

•    Deep history and knowledge of asset acquisitions, divestitures and evaluations in the E&P and broader energy sector

•    Expertise in public and private capital markets in the E&P and broader energy sector

Mr. Bell, Mr. Brandi, Mr. Crain, Mr. Lawrence, Mr. Lubar and Mr. Whyte	• Oversight of E&P, midstream, oilfield services and other energy companies through other public boards of directors
Mr. Bell, Mr. Brandi, Mr. Crain, Mr. Gregg, Mr. Lawrence, Mr. Lubar and Mr. Whyte	• Board independence
Mr. Bell and Mr. Crain	• An advanced degree or license in public accounting
Mr. Crain and Mr. Lubar	• An advanced degree in law or the practice of oil and gas law
Mr. Bell, Mr. Brandi, Mr. Gregg and Mr. Lawrence	• An advanced degree in business management
Mr. Lubar	• Government service in the executive branch

The Board believes that these skills and experiences qualify the nominees and directors to serve on the Board of the Company.

The principal occupation and other information about our directors is set forth below. All of our directors are members of the National Association of Corporate Directors (“NACD”).

Name	Age	Director Since	Term Expires	Class
Alan D. Bell	68	2010	2014	Class I
James H. Brandi	65	2007	2015	Class II
J. Ross Craft, P.E.	57	2002	2016	Class III
James C. Crain	65	2007	2015	Class II
Vean J. Gregg III	46	2014	2016	Class III
Bryan H. Lawrence	71	2002	2016	Class III
Sheldon B. Lubar	84	2007	2014	Class I
Christopher J. Whyte	57	2007	2014	Class I

Alan D. Bell was appointed to our Board in August 2010 and is Chairman of our Audit Committee and a member of our Compensation Committee. Mr. Bell’s prior experience includes 33 years in various capacities at Ernst & Young LLP from 1973 until his retirement in 2006, when he was Director of Ernst & Young’s Energy Practice in the southwest United States. Before joining Ernst & Young, Mr. Bell was a production engineer with Chevron Oil Company in the Gulf of Mexico. Mr. Bell is a director of Jones Energy, an independent oil and gas company, and Central Energy GP LLC, the general partner of Central Energy Partners, LP, a provider of liquid bulk storage, trans-loading and transportation services for chemicals and petroleum products. During the past five years, Mr. Bell has also been a director of Toreador Resources Corporation, an independent energy company, and Chairman of the Board of Dune Energy Inc., an independent energy company based in Houston. In 2009, Mr. Bell served as the Chief Restructuring Officer of Energy Partners Ltd., a New Orleans-based exploration and development company that emerged from Chapter 11 in September 2009. Mr. Bell also serves on the Board of Directors of the North Texas chapter of the NACD and is a NACD Board Leadership Fellow. Mr. Bell earned a degree in Petroleum Engineering from the Colorado School of Mines and an M.B.A. from Tulane University. He is a current member of the American Institute of Certified Public Accountants, the Texas Society of Certified Public Accountants and is a licensed Certified Public Accountant in Texas. Mr. Bell is also a member of the Institute of Certified Management Accountants, Association of Certified Fraud Examiners and the Society of Petroleum Engineers. Mr. Bell is also an Eagle Scout.

James H. Brandi joined us as a director in June 2007 and is Chairman of our Compensation Committee and a member of our Audit Committee. Mr. Brandi’s prior work experience includes serving as Managing Director in investment banking at BNP Paribas, a global bank and financial services company, from May 2010, when BNP Paribas acquired Hill Street Capital, until November 2011. From November 2005 to May 2010, Mr. Brandi was a partner at Hill Street Capital, a financial advisory and private investment firm. From 2000 until November 2005, Mr. Brandi was a Managing Director at UBS Securities, LLC, where he was the Deputy Global Head of the Energy and Power Groups. Before 2000, Mr. Brandi was a Managing Director at Dillon, Read & Co. Inc. and later its successor firm, UBS Warburg, concentrating on transactions in the energy and consumer goods areas. Mr. Brandi is a director of OGE Energy Corp., an energy and energy services provider that delivers electricity in Oklahoma and Arkansas and that is part owner of Enable Midstream Partners, LP and majority owner of its general partner, Enable Midstream Partners, GP, which provide oil and gas midstream services in the Gulf Coast and Midwest regions of the United States. Mr. Brandi is also Chairman of the Board of Carbon Natural Gas Company, an independent oil and gas company. During the past five years, Mr. Brandi also has been a director of Energy East Corp., a utility holding company. Mr. Brandi is a trustee of The Kenyon Review and a former trustee of Kenyon College. Mr. Brandi holds a B.A. in History from Yale University and an M.B.A. from Harvard Business School and attended Columbia Law School as a Harlan Fiske Stone Scholar.

J. Ross Craft, P.E. has been our President and Chief Executive Officer and a member of our Board since our inception in September 2002. Before Approach, Mr. Craft co-founded Athanor Resources Inc., an international exploration and production company with operations in the United States and Tunisia, in 1998, and was its Executive Vice President from 1998 until its merger with Nuevo Energy Company in September 2002. From 1988 to 1997, Mr. Craft served in various positions with American Cometra Inc., an independent exploration and production company with operations in the United States, including as Vice President—Operations from 1995 to 1997. American Cometra was sold in two parts, to Range Resources in 1995 and Pioneer Natural Resources in 1997. Mr. Craft has over 30 years of experience in the oil and gas industry. Mr. Craft holds a B.S. in Petroleum Engineering from Texas A&M University and is a registered Professional Engineer licensed in Texas. Mr. Craft is a member of the Society of Petroleum Engineers, the Texas Oil & Gas Association, the Permian Basin Petroleum Association and the Independent Petroleum Association of America. Mr. Craft currently serves on the Texas A&M University Petroleum Engineering Industry Board and has served on the Board of the Fort Worth Chapter of the Society of Petroleum Engineers and on the Board of the Fort Worth Petroleum Engineers Club, where his last position was President. Mr. Craft is also an Eagle Scout. Mr. Craft is the brother-in-law of J. Curtis Henderson, our Chief Administrative Officer and Corporate Secretary.

James C. Crain joined us as a director in June 2007 and is a member of our Audit Committee and our Compensation Committee. Mr. Crain has been in the energy industry for over 30 years, both as an attorney and as an executive officer. Until his retirement in July 2013, Mr. Crain was an officer of Marsh Operating Company, an investment management company focusing on energy investing, including his last position as President, which he held since 1989. Before joining Marsh in 1984, Mr. Crain was a partner in the law firm of Jenkens & Gilchrist, where he headed the firm’s energy section. Mr. Crain is a director of EnLink Midstream, LLC, a midstream services provider and the successor company following the combination of Crosstex Energy, Inc. and Crosstex Energy GP, LLC with substantially all of the midstream assets of Devon Energy Corporation in March 2014. Mr. Crain is also a director of GeoMet, Inc., a natural gas exploration and production company, and Armstrong Energy, Inc., a coal producer operating in the Illinois Basin. During the past five years, Mr. Crain has also been a director of Crosstex Energy, Inc. and Crosstex Energy GP, LLC, midstream natural gas companies, and Crusader Energy Group Inc., an oil and gas exploration and production company. Mr. Crain holds a B.B.A., M.P.A. and J.D. from the University of Texas at Austin.

Vean J. Gregg III was appointed to our Board in January 2014 and is a member of our Audit Committee. Mr. Gregg has 18 years of experience in oil and gas investment banking with J.P. Morgan Securities LLC, most recently as Managing Director and Group Head, North American Oil and Gas Investment Banking. In this capacity, Mr. Gregg managed oil and gas investment banking in North America and was part of the global leadership team responsible for steering business strategy and personnel in Asia, Australia, Europe and Latin America. Mr. Gregg also has prior international work experience in strategic planning with Bellezza Club International, a manufacturing and merchandise trading company in Tokyo, Japan. Mr. Gregg holds a M.I.M. from Thunderbird—The American Graduate School of International Management and a B.B.A. from the University of Texas at Austin.

Bryan H. Lawrence has been a member of our Board since 2002 and is the Chairman of our Board. Mr. Lawrence is a founder and Senior Manager of Yorktown Partners LLC, the manager of the Yorktown group of investment partnerships, which make investments in companies in the energy industry. The Yorktown group of investment partnerships was formerly affiliated with the investment firm of Dillon, Read & Co. Inc., where Mr. Lawrence had been employed since 1966, serving as a Managing Director until the merger of Dillon Read with SBC Warburg in 1997. Mr. Lawrence is a director of Hallador Energy Company, an independent company engaged in the production of coal and the exploration and production of oil and gas, Carbon Natural Gas Company, an independent oil and gas company, and the general partner of Star Gas Partners, L.P., a home heating oil distributor and services provider, and certain non-public companies in the energy industry in which the Yorktown group of investment partnerships holds equity interests. Mr. Lawrence was a director of Crosstex Energy, Inc. and Crosstex Energy GP, LLC, midstream natural gas companies, until their combination with substantially all of Devon Energy Corporation’s midstream assets to form EnLink Midstream, LLC and EnLink Midstream Partners, LP in March 2014. During the past five years, Mr. Lawrence has also been a director of Winstar Resources Ltd. and Compass Petroleum, Ltd., Canadian oil and gas companies. Mr. Lawrence is a graduate of Hamilton College and holds an M.B.A. from Columbia University.

Sheldon B. Lubar joined us as a director in June 2007 and is a member of our Compensation Committee. Mr. Lubar has been Chairman of the Board of Lubar & Co. Incorporated, a private investment and venture capital firm he founded, since 1977. He was Chairman of the Board of Christiana Companies, Inc., a logistics and manufacturing company, from 1987 until its merger with Weatherford International in 1995. Mr. Lubar is a director of Hallador Energy Company, an independent company engaged in the production of coal and the exploration and production of oil and gas, and the general partner of Star Gas Partners, L.P., a home heating oil distributor and services provider. During the past five years, Mr. Lubar has also been a director of Crosstex Energy, Inc. and Crosstex Energy GP, LLC, midstream natural gas companies, and Weatherford International, Inc., a global provider of oilfield products and services. Mr. Lubar previously held governmental appointments under three United States Presidents, including Commissioner of the White House Conference on Small Business from 1979 to 1980 under President Carter, Assistant Secretary, Housing Production and Mortgage Credit, Department of Housing and Urban Development and Commissioner of the Federal Housing Administration and Director of the Federal National Mortgage Association from 1973 to 1974 under Presidents Nixon and Ford. Mr. Lubar is a past president of the Board of Regents of the University of Wisconsin System. Mr. Lubar holds a B.B.A., J.D. and honorary Doctor of Humane Letters degree from the University of Wisconsin—Madison, an honorary Doctor of Commercial Science degree from the University of Wisconsin—Milwaukee and an Honorary Doctors degree from the Medical College of Wisconsin.

Christopher J. Whyte joined our Board in June 2007 and is a member of our Audit Committee. Mr. Whyte has been President, Chief Executive Officer and a director of PetroSantander Inc., which owns and operates oil and gas producing properties in the United States, Colombia, Romania and Brazil, since 1995. During the past five years, Mr. Whyte has been a director of Winstar Resources Ltd. and Compass Petroleum, Ltd., Canadian oil and gas companies. Mr. Whyte holds a B.A. from the University of Pittsburgh. Mr. Whyte has over 25 years of experience in various operating, executive and finance positions, including as a Chief Executive and Chief Financial Officer, in the E&P and energy businesses.

Vote Required

The affirmative vote of a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY FOR ALL NOMINEES” or “FOR ALL EXCEPT” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether a quorum is present.

Board Recommendation

The Board recommends a vote “FOR” the election of each of the nominees.

PROPOSAL 2 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement according to the compensation disclosure rules of the Securities and Exchange Commission (“SEC”).

As described in detail below in this proxy statement under “Compensation Discussion and Analysis,” we seek to (i) pay our executive officers for performance, (ii) closely align the interests of our executive officers with the interests of our stockholders, and (iii) attract, retain and motivate top talent. Below is a summary of how we have structured our executive compensation program to achieve these goals:

Objective	How Our Current Executive Compensation Program Achieves This Objective
Pay for Performance

•     In 2013, 79% of total compensation (as reported in the Summary Compensation Table), for our Chief Executive Officer (“CEO”), 77% of total compensation for our Chief Operating Officer (“COO”), and at least 70% of total compensation for our executive vice presidents and our Chief Administrative Officer (“CAO”), excluding separation-related payments to Mr. Smart, was tied to performance.

•     Our 2013 short-term incentive plan (“STIP”) is tied to Company performance (75% of total opportunity) as well as individual performance (25% of total opportunity).

•     Seventy-five percent (75%) of the base award value of our 2013 long-term incentive plan (“LTIP”) is tied to an initial Company performance trigger in the award year. The remaining 25% is tied to three-year relative total stockholder return (“TSR”) performance (approximately 33% if maximum TSR is achieved).

Align Executive Interests with Stockholder Interests

•     Our compensation program provides our executives with equity ownership to give them the opportunity to acquire a meaningful interest in our operations and future success.

•     Our 2013 STIP and LTIP combine performance measures of both growth and cost control to encourage growth but avoid excessive risk-taking. In addition, our 2013 LTIP incorporates TSR performance over a three-year period to incentivize our executive officers to build long-term stockholder value.

•     We believe the performance measures in both our STIPs and LTIPs are strongly correlated to building stockholder value and increasing TSR.

Attract, Retain and Motivate Top Talent

•     After a review of oil and gas industry salary information as well as individual contributions to 2012 results, we raised base salaries for 2013.

•     Our 2013 LTIP includes service-based vesting requirements for approximately four years including the award year to retain top executives over the long term.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our named executive officers as described in this proxy statement according to the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the Company, our Board or the Compensation Committee. If there are significant votes against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders. The Company intends to hold this vote annually, and the next vote will occur in 2015.

Vote Required

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote is required to approve this Proposal 2.

The text of the resolution to be voted on is as follows:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Company’s proxy statement for the 2014 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure.”

Board Recommendation

The Board recommends a vote “FOR” the approval of the compensation of our named executive officers as disclosed in this proxy statement.

PROPOSAL 3 – RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Hein & Associates LLP (“Hein”) as the independent registered public accounting firm to audit our consolidated financial statements as of and for the fiscal year ending December 31, 2014, and our internal control over financial reporting as of December 31, 2014. Hein has served as our independent registered public accounting firm since 2005 and has provided us audit-related services during that time. Hein also provided us tax services through 2008. Representatives of Hein are expected to be present at the annual meeting to respond to appropriate questions from stockholders and will be given the opportunity to make a statement if they desire to do so.

The submission of this matter for approval by stockholders is not legally required; however, the Board and Audit Committee believe that this submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Board and Audit Committee on an important issue of corporate governance. If the appointment is not ratified, the Audit Committee will consider whether it should select another independent registered public accounting firm, although the results of the vote are not binding on the Audit Committee.

Vote Required

The affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote on the matter is required for the ratification of the appointment of Hein & Associates LLP as our independent registered public accounting firm for fiscal year 2014.

Board Recommendation

The Board recommends a vote “FOR” the ratification of the appointment of Hein  & Associates LLP as our independent registered public accounting firm for fiscal year 2014.

BOARD OF DIRECTORS, BOARD MEETINGS AND COMMITTEES

Board Structure and Meetings

Our Board has eight directors and two committees, the Audit Committee and the Compensation Committee. Our Board is classified into three classes of directors, each serving staggered, three-year terms. As a result, stockholders will elect a portion of our Board each year. The current terms of Class I, Class II and Class III directors expire at the annual meeting of stockholders in 2014, 2015 and 2016, respectively. Our bylaws provide that the Board will consist of at least three but not more than nine directors, and the exact number of directors that make up the Board will be fixed from time-to-time by resolution of the Board. No decrease in the number of directors may shorten the term of any incumbent director.

Board Leadership

Our Board currently separates the roles of Chairman of the Board and CEO. The Board believes that the functions of the Chairman of the Board are distinct from those of the CEO. The Board believes that, although these functions may be fulfilled by a single individual, separation of the positions currently serves to enhance the Board’s oversight of, and independence from, management. Our Board does not have a written policy regarding the separation of the positions of Chairman and CEO and may modify this structure in the future to best address circumstances as appropriate.

Meetings

During 2013, our Board held six meetings. In addition, the independent directors meet regularly in executive session. Each director attended in person or by telephone 100% of the total Board meetings and meetings of Board committees of which he was a member in 2013.

The Board’s Role in Risk Oversight

Assessing and managing risk is the responsibility of the management of the Company. However, the Board has an active role, as a whole, and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each.

Under its charter, the Audit Committee reviews and discusses with management the Company’s major financial and other risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. In addition, the Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting, tax and legal matters, as well as liquidity risks and guidelines, policies and procedures for monitoring and mitigating risks.

The Audit Committee meets regularly in executive session without the Company’s independent public accounting firm and without management. Members of the Audit Committee routinely attend meetings of the Company’s Disclosure Committee, which meets before the Company files quarterly and annual financial reports with the SEC. In addition, the Audit Committee reviews and discusses with management and the Company’s independent public accounting firm any major issues as to the adequacy of the Company’s internal controls, any special steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting. The Audit Committee also meets with our internal controls, Sarbanes-Oxley compliance and enterprise risk management consultants, and, if applicable, reviews related-party transactions for potential conflicts of interest. Regarding enterprise risk management during 2013, the Company performed an enterprise risk assessment to identify key risks and assess procedures for managing, monitoring and mitigating risks. The Audit Committee met with management and the Company’s enterprise risk management consultant regarding this process. Finally, the Audit Committee oversees the reserves estimation process and meets with our CEO, key management and our independent engineering firm to review the processes used to prepare our proved reserves reports.

The Compensation Committee oversees the management of risks associated with executive compensation and the independence of the Board, and meets regularly in executive session without management. See “Compensation Practices as They Relate to Risk Management” for additional discussion of the Compensation Committee’s oversight of risks relating to executive compensation. While each committee is responsible for overseeing the management of certain risks, the entire Board is regularly informed through committee reports about such risks.

Committee Composition and Meetings

Committee membership during the last fiscal year, number of meetings and the function of each of the committees are described below. Each of the committees operates under a written charter adopted by our Board. Each of the committee charters is available under the Corporate Governance section of our website at www.approachresources.com and is available in printed form upon request by any stockholder.

Name of Director	Audit	Compensation and Nominating	Board of Directors
Alan D. Bell	Chair	Member	Member
James H. Brandi	Member	Chair	Member
J. Ross Craft, P.E.			Member
James C. Crain	Member	Member	Member
Vean J. Gregg III(1)	Member		Member
Bryan H. Lawrence			Chair
Sheldon B. Lubar		Member	Member
Christopher J. Whyte	Member		Member
Number of meetings in 2013	7	5	6

(1)	Mr. Gregg was appointed to the Board in January 2014 and to the Audit Committee in February 2014.

Audit Committee

We have an audit committee established according to Section 10A-3 of the Exchange Act. Our Audit Committee is made up of Alan Bell, Chairman, James Brandi, James Crain, Vean Gregg and Christopher Whyte. Our Board has determined that all members of the Audit Committee are independent Audit Committee members under SEC and NASDAQ rules and regulations. Additionally, the Board has determined that each member of the Audit Committee has accounting and related financial management expertise under NASDAQ rules. The Board has determined that Alan Bell, James Crain and Christopher Whyte are each “audit committee financial experts” as described in Item 407(d)(5) of Regulation S-K. In addition to regularly scheduled meetings, Audit Committee members communicate with each other concerning audit matters outside of meetings as necessary. As Chairman of the Audit Committee, Mr. Bell regularly reports to the full Board regarding audit matters.

The Audit Committee oversees the annual audit and recommends to our Board the independent public accountants who audit our financial statements. The Audit Committee also approves any other services provided by public accounting firms. The Audit Committee assists our Board in fulfilling the Board’s oversight responsibility to the stockholders, the investment community and others relating to the integrity of our financial statements, our compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence. The Audit Committee oversees our system of disclosure controls and procedures and system of internal controls regarding financial, accounting, legal compliance and ethics that management and our Board have established. In doing so, it is the responsibility of the Audit Committee to maintain free and open communication between the Audit Committee, our independent registered public accounting firm and our management. For ease of reference in this proxy statement we may refer to the independent registered public accounting firm as our “accounting firm.”

Principal responsibilities of the Audit Committee under its charter include the following:

•	Appoint, determine funding for and oversee our accounting firm;

•	Preapprove all auditing services, internal control related services and permitted non-audit services (including fees and terms) to be performed for us by our accounting firm;

•	Review and discuss with management and our accounting firm our quarterly and annual financial statements;

•

Review and discuss quarterly reports from our accounting firm on critical accounting policies to be used, any alternative treatments of financial information within U.S. generally accepted accounting principles (“GAAP”) that have been discussed with management and other material written communications between the accounting firm and management;

•	Discuss with management our earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts;

•	Discuss with management our major financial and other risk exposures and the steps management has taken to monitor and control such exposures;

•

Review and discuss with management and our accounting firm our internal controls report and our accounting firm’s attestation of our internal controls before the filing of the Company’s annual report on Form 10-K;

•	Review and evaluate the lead partner of our accounting firm audit team; and

•

Establish policies and procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters or alleged breaches of our Code of Conduct.

Compensation and Nominating Committee

The Compensation and Nominating Committee, which we also refer to as our “Compensation Committee” or the “Committee,” oversees our executive and director compensation and the Board nominees for election by stockholders. Our Compensation Committee is made up of James Brandi, Chairman, Alan Bell, James Crain and Sheldon Lubar. Our Board has determined that all members of the Compensation Committee are independent Compensation Committee members under applicable SEC and NASDAQ rules and regulations.

Principal responsibilities of the Compensation Committee under its charter include the following:

•

Review and approve corporate goals and objectives relating to compensation for our CEO, evaluate the CEO’s performance in light of these goals and objectives and recommend to the Board the CEO’s annual compensation;

•

Review and approve the evaluation process and compensation structure for our executive officers and key employees and, in consultation with the CEO, recommend to the Board the annual compensation for such officers and key employees;

•	Review and administer our incentive compensation and stock-based plans;

•	Review director compensation and recommend to the Board the form and amount of director compensation;

•	Meet with management to review and discuss the Compensation Discussion and Analysis required by the SEC’s rules and regulations;

•	Engage independent compensation consultants, outside legal counsel and other advisers to assist in the evaluation of executive officers’ compensation;

•	Establish procedures for evaluating the suitability of potential director nominees;

•	Recommend to the Board the director nominees for election by the stockholders or appointment by the Board, as applicable;

•	Review the suitability for continued service as a director of each Board member; and

•	Review periodically the size and composition of the Board and recommend to the Board any appropriate changes, subject to our bylaws.

Role of the Compensation Committee

Our Compensation Committee is responsible for the approval, evaluation and oversight of all of our executive officer, director and stock incentive compensation plans, policies and programs. The Compensation Committee also reviews total annual base salaries and bonuses for non-executive employees as recommended by our CEO. In addition to regularly scheduled meetings, Compensation Committee members communicate with each other concerning compensation matters outside of meetings as necessary. As Chairman of the Compensation Committee, Mr. Brandi regularly reports to the full Board regarding compensation and governance matters.

The Compensation Committee meets outside the presence of all of our executive officers to consider the appropriate compensation for our CEO. The Compensation Committee analyzes the performance of our CEO and determines his base salary, individual performance portions of our annual STIP program and any grant of LTIP or other equity-based awards. For all other executive officers, the Compensation Committee meets outside the presence of all executive officers, except our CEO. Our CEO annually reviews the performance of each executive officer with the Committee and makes recommendations to the Compensation Committee on the appropriate base salary, payments to be made under any individual performance portion of our annual STIP program and any grant of LTIP or other equity-based awards. Our CEO has no role in determining his own compensation.

Based on these recommendations from our CEO for non-CEO executive officers and the other considerations discussed in “Compensation Discussion and Analysis” below, the Compensation Committee recommends to the Board the annual compensation package of each of our executive officers, including our CEO. Input or suggestions applicable to group or individual compensation from other executive officers may be solicited by the Compensation Committee.

To the extent permitted by applicable law and regulations, the Compensation Committee may delegate any of its authority to subcommittees or members of the Compensation Committee, as it deems appropriate.

Role of Compensation Consultant

Since 2011, the Compensation Committee has retained Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant. Meridian reports directly and exclusively to the Compensation Committee; however, at the Compensation Committee’s direction, Meridian works with management to review or prepare materials for the Committee’s consideration. Meridian attended five Compensation Committee meetings in 2013. The Compensation Committee did not engage any consultant other than Meridian during 2013 to provide executive or director compensation consulting services. The Compensation Committee’s engagement of Meridian includes the following services:

•

Consult with the Compensation Committee on executive compensation matters to align the Committee’s actions with stockholder interests, the Company’s business strategy and pay philosophy, prevailing market practices and relevant legal and regulatory requirements;

•

Provide comprehensive, competitive market data for the Compensation Committee to consider in determining executive base salary and short- and long-term incentive awards, including advice regarding the design of the Company’s STIP and LTIP;

•	Review other parts of our compensation and benefits programs, including executive benefits and perquisites, change in control protections, severance policies and stock ownership requirements;

•	Provide advice on proposed compensation actions;

•	Assist the Compensation Committee in the design and level of outside director compensation;

•	Provide regular updates of changes in executive compensation and governance policies of proxy advisory services and evaluate how the Company’s program compares against those policies;

•	Provide periodic Monte Carlo evaluations for TSR performance share awards; and

•	Attend and participate in Compensation Committee meetings as the Committee deems appropriate.

In May 2013, the Compensation Committee considered the independence of Meridian in light of SEC rules and NASDAQ listing standards. The Compensation Committee requested and received a letter from Meridian addressing the consulting firm’s independence, including the following factors:

•	Other services provided to us by Meridian;

•	Fees paid by us as a percentage of Meridian’s total revenue;

•	Policies or procedures maintained by Meridian that are designed to prevent a conflict of interest;

•	Any business or personal relationships between the individual consultants involved in the engagement and members of the Compensation Committee;

•	Any Company stock owned by the individual consultants involved in the engagement; and

•	Any business or personal relationships between our executive officers and Meridian or the individual consultants involved in the engagement.

The Compensation Committee discussed these considerations and concluded that the work of Meridian did not raise any conflict of interest.

CORPORATE GOVERNANCE

We are committed to sound corporate governance principles. Following such principles is essential to running our business efficiently and maintaining our integrity in the marketplace. Our corporate governance documents are available under the Corporate Governance section of our website at www.approachresources.com, and are available in print upon request by any stockholder to our Corporate Secretary, Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116. The information on our website is not part of this proxy statement.

Corporate Governance Policies and Practices

The Company is subject to SEC rules and regulations and NASDAQ listing standards and is not required to adopt additional corporate governance guidelines. However, the corporate governance matters listed below and discussed in this proxy statement summarize the Board’s authority and policies and practices in place to review and evaluate the Company’s business and to make decisions that are independent of the Company’s management:

•	Board structure and meetings, including executive sessions;

•	Board’s role in risk oversight;

•	Qualifications, independence, responsibilities and compensation of directors;

•	Committee functions and independence of committee members;

•	Performance evaluation of our executive officers and directors;

•	Adherence to a Code of Conduct; and

•	Review and approval of related-party transactions.

Code of Conduct

We have adopted a Code of Conduct that applies to all of our directors, officers and employees. The Code of Conduct is available under the Corporate Governance section of our website at www.approachresources.com. Any change to or waiver from our Code of Conduct may be made only by the Board or, in the case of any change or waiver for any of our officers, by our independent directors. All changes and waivers will be disclosed as required by applicable SEC and NASDAQ rules and regulations.

Board Independence

The Board has determined that, except for our CEO, all members of our Board, including our Chairman, are independent under SEC and NASDAQ rules and regulations. Furthermore, the Board has determined that all of the current members of both the Audit Committee and the Compensation Committee are independent under SEC and NASDAQ rules and regulations.

Identifying and Evaluating Nominees for Directors

The policy of the Compensation Committee is to consider properly submitted nominations for candidates for membership on the Board. The Compensation Committee and Board seek individuals who are of high ethical character and who share our values. The Compensation Committee and the Board also seek individuals with a diversity of professional experiences, including chief executive officers and other operating executives, investment and finance professionals, attorneys and individuals with experience or advanced degrees in public accounting. Other criteria that the Committee will use to evaluate director nominees are:

•	A candidate’s strength of character, independence of opinion and sound business judgment;

•	The proportion of Board members who meet the criteria for independence required by NASDAQ;

•	A candidate’s broad understanding of business, financial affairs and the complexities of a business organization;

•	A candidate’s ability to work with our other directors and executives in accomplishing our objectives and representing stockholders;

•	A candidate’s ability to devote sufficient time to effectively administer our affairs; and

•	A candidate’s educational background and expertise in areas significant to our operations.

The Compensation Committee has no specific policy on diversity. However, the Committee does not discriminate on the basis of race, gender, age or cultural background in identifying and nominating nominees for director. For purposes of consideration of diversity, the Compensation Committee and the Board include members with differences of viewpoint, professional experience, education, skills and other individual qualities and attributes.

The Compensation Committee may consider suggestions from many sources regarding possible candidates for nomination to the Board, including suggestions from management, directors and stockholders. For the deadlines for stockholder suggestions to the Compensation Committee of individuals to be considered for nomination as candidates to be elected at the 2015 annual meeting of stockholders, see “Submission of Stockholder Proposals and Other Deadlines for the 2015 Annual

Meeting of Stockholders.” Any such suggestion should be sent to the Compensation Committee, c/o our Corporate Secretary, Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116. The information should include the name and address of the stockholder recommending the individual, the number of shares owned beneficially and of record by the stockholder, the suggested individual’s name and address, a description of all arrangements or understandings (if any) between the stockholder and the individual being suggested for the Committee’s consideration, the information about the individual being suggested that would be required to be included in a proxy statement filed with the SEC and an indication of the individual’s willingness to be named as a nominee and to serve as a director if nominated by the Committee and the Board. Possible candidates who have been suggested by stockholders are evaluated by the Committee in the same manner as are other possible candidates. The Committee has not retained a third-party search firm to identify candidates at this time but may do so in the future in its discretion.

Communications with the Board

Stockholders may send written communications to the Board, c/o our Corporate Secretary, Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116. These communications will be compiled by the Corporate Secretary and promptly forwarded to the Board.

Director Attendance at Annual Meetings of Stockholders

Our Board expects directors to attend the annual meetings of our stockholders. We have formalized this expectation in a written policy that has been approved by the Compensation Committee and the Board. All directors attended the last annual meeting of stockholders either in person or by telephone.

STOCK OWNERSHIP MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, Section 16 officers and persons who beneficially own more than 10% of our common stock to file initial reports of ownership on Form 3 and reports of changes of ownership on Forms 4 and 5 with the SEC. These Section 16 officers, directors and 10% beneficial owners are also required to furnish us with copies of all Section 16(a) forms that they file. Specific due dates for these reports have been established by regulation, and we are required to report in this proxy statement any failure to file by these dates in 2013.

We are aware that a Form 4 was not timely filed on behalf of Qingming Yang related to 4,253 shares of common stock withheld by the Company to satisfy tax withholding obligations for restricted shares that vested on May 7, 2012. Based solely on our review of reports and written representations that we have received during the year ended December 31, 2013, we believe that all other required reports were timely filed.

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth, as of April 11, 2014, beneficial ownership of our common stock by our directors, the executive officers named in the Summary Compensation Table, all directors and executive officers as a group and all persons who were known to us to be the beneficial owners of more than 5% of our outstanding shares:

Name	Number of Shares of Common Stock Owned(1)	Percent(2)
Directors and Executive Officers:
J. Ross Craft, P.E.(3)	1,003,994	2.6%
Qingming Yang, PhD(3)	301,866	*
J. Curtis Henderson(3)	339,179	*
Steven P. Smart(3)	244,444	*
Ralph P. Manoushagian(3)	242,261	*
Bryan H. Lawrence(4)(5)	693,450	1.8%
Alan D. Bell(3)	23,618	*
James H. Brandi(3)(6)	46,259	*
James C. Crain(3)	45,218	*
Vean J. Gregg III(3)	4,746	*
Sheldon B. Lubar(3)(7)	1,004,169	2.6%
Christopher J. Whyte(3)	47,407	*
All executive officers and directors as a group (12 persons)(3)	3,877,904	9.8%
Other Beneficial Owners:
First Manhattan Co.(8)	5,363,204	13.6%
BlackRock, Inc.(9)	3,201,519	8.1%
Champlain Investment Partners, LLC(10)	2,358,075	6.0%
Bank of Montreal(11)	2,235,361	5.7%
The Vanguard Group(12)	2,163,306	5.5%
Artisan Partners Limited Partnership(13)	1,973,283	5.0%

*	Less than one percent.
(1)	Unless otherwise indicated, all shares of stock are held directly with sole voting and investment power.
(2)	Based on 39,372,780 shares of our common stock outstanding at April 11, 2014.
(3)	c/o Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116. Number of shares of common stock owned for all executive officers and directors as a group includes 125,737 shares of common stock owned by Sergei Krylov, who joined the Company in January 2014 as Executive Vice President and Chief Financial Officer, and excludes the 244,444 shares of common stock owned by Steven P. Smart, our former Executive Vice President and Chief Financial Officer, who retired from the Company on December 31, 2013.
(4)	Has a principal business address of 410 Park Avenue, 19th Floor, New York, New York 10022.
(5)	Includes attribution of shares held by Yorktown Energy Partners V, L.P., Yorktown Energy Partners VI, L.P. and Yorktown Energy Partners VII, L.P. Mr. Lawrence disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.
(6)	Includes 400 shares owned by Mr. Brandi’s wife.
(7)	Includes attribution of shares held by Lubar Equity Fund, LLC and Lubar Nominees. Mr. Lubar disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.
(8)	Based on Schedule 13G/A filed February 12, 2014, reporting ownership as of December 31, 2013. First Manhattan Co. (“First Manhattan”), as an investment adviser, has the sole power to vote and dispose of 620,400 shares, the shared power to vote 4,013,489 shares and the shared power to dispose of 4,742,804 shares. First Manhattan’s principal business address is 399 Park Avenue, New York, New York 10022.
(9)

Based on Schedule 13G/A filed January 28, 2014, reporting ownership as of December 31, 2013. BlackRock, Inc. (“BlackRock”), as a parent holding company or control person, has the sole power to vote 3,088,153 shares and the sole power to dispose of 3,201,519 shares. BlackRock’s principal business address is 40 East 52nd Street, New York, New York 10022.

(10)	Based on Schedule 13G/A filed February 26, 2014, reporting ownership as of December 31, 2013. Champlain Investment Partners, LLC (“Champlain”), as an investment adviser, has the sole power to vote 1,683,350 shares and the sole power to dispose of 2,358,075 shares. Champlain’s principal business address is 180 Battery St., Burlington, Vermont 05401.
(11)	Based on Schedule 13G filed February 14, 2014, reporting ownership as of December 31, 2013. Bank of Montreal has the sole power to vote 1,987,340 shares, the sole power to dispose of 2,227,472 shares and the shared power to dispose of 7,889 shares. BMO Asset Management Corp. has the sole power to vote 1,888,469 shares and the sole power to dispose of 2,128,601 shares. BMO Asset Management Inc. has the sole power to vote and dispose of 7,476 shares. BMO Harris Bank N.A. has the sole power to vote 91,395 shares, the sole power to dispose of 91,395 shares and the shared power to dispose of 7,889 shares. Bank of Montreal’s principal business address is 1 First Canadian Place, Toronto, Ontario, Canada M5X 1A1; BMO Asset Management Corp.’s principal business address is 115 South La Salle Street, Floor 11 West, Chicago, Illinois 60603; BMO Asset Management Inc.’s principal business address is Royal Trust Tower, 77 King Street West, Suite 4200, Toronto, Ontario M5K 1J5 Canada; and BMO Harris Bank N.A.’s principal business address is 111 West Monroe Street, Floor 6E, Chicago, Illinois 60690.
(12)	Based on Schedule 13G/A filed February 11, 2014, reporting ownership as of December 31, 2013. The Vanguard Group (“Vanguard”), as an investment adviser, has the sole power to vote 48,859 shares, the sole power to dispose of 2,117,047 shares and the shared power to dispose of 46,259 shares. Vanguard’s principal business address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(13)	Based on Schedule 13G/A filed March 24, 2014, reporting ownership as of March 12, 2014. Artisan Partners Limited Partnership (“APLP”), Artisan Investments GP LLC (“Artisan Investments”), Artisan Partners Holdings LP (“Artisan Holdings”) and Artisan Partners Asset Management Inc. (“APAM”) have the shared power to vote 1,797,696 shares and the shared power to dispose of 1,973,283 shares. APLP, Artisan Investments, Artisan Holdings and APAM’s principal business address is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202.

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our executive officers.

Name	Age	Position
J. Ross Craft, P.E.	57	Class III Director, President and Chief Executive Officer
Qingming Yang, PhD	50	Chief Operating Officer
J. Curtis Henderson	51	Chief Administrative Officer and Corporate Secretary
Sergei Krylov	36	Executive Vice President and Chief Financial Officer
Ralph P. Manoushagian	62	Executive Vice President—Land

J. Ross Craft, P.E. has been our President and Chief Executive Officer and a member of our Board since our inception in September 2002. For Mr. Craft’s biographical information, please see “Proposal 1—Election of Directors—Directors.”

Qingming Yang, PhD joined us in July 2009 as Vice President—Exploration. In November 2010, Dr. Yang was named Executive Vice President—Business Development and Geosciences and, in December 2012, Dr. Yang was named Chief Operating Officer. Dr. Yang has over 25 years of domestic and international exploration, technical and operating experience in the oil and gas industry. Before joining Approach, Dr. Yang was employed by Pioneer Natural Resources for 12 years in a variety of positions, including Exploration Manager for Worldwide Exploration and Business Development, Geosciences Advisor and Technical Lead for Pioneer’s Eagle Ford Shale team. Dr. Yang is a member of the American Association of Petroleum Geologists (AAPG) and served as an Associate Editor for the AAPG Bulletin from 2003-2009. In addition, Dr. Yang was Chairman of Dallas Geological Society International Committee in 2002. Dr. Yang earned his B.S. in Petroleum Geology from Chengdu University of Technology in the People’s Republic of China, his M.A. in Geology from George Washington University and his Ph.D. in Structural Geology from the University of Texas at Dallas.

J. Curtis Henderson joined us in February 2007 as Executive Vice President, General Counsel and Corporate Secretary. In December 2013, Mr. Henderson was named Chief Administrative Officer and Corporate Secretary. From 2005 to 2007, Mr. Henderson served as President and Chief Executive Officer of Coterie Capital Partners, Ltd., a private equity partnership in Dallas, Texas. From 1996 to 2005, Mr. Henderson served as General Counsel of Nucentrix Broadband Networks, Inc., a public, broadband wireless telecommunications company based in Dallas. While he was at Nucentrix, Mr. Henderson oversaw its sale to an affiliate of Nextel Communications Inc. under Section 363 of the United States Bankruptcy Code in 2004. Mr. Henderson began his career as a lawyer in the corporate and securities section of Locke Lord Bissell & Liddell (formerly Locke Purnell Rain Harrell). Mr. Henderson has over 25 years of experience in public and private securities, mergers and acquisitions, corporate finance and regulatory affairs. Mr. Henderson holds a B.A. in Political Science from Austin College and a J.D. from Washington and Lee University School of Law, where he served as Articles Editor of the Washington and Lee Law Review. Mr. Henderson is the brother-in-law of J. Ross Craft, our President and CEO.

Sergei Krylov joined us in January 2014 as Executive Vice President and Chief Financial Officer. From 2000 to 2013, Mr. Krylov worked at J.P. Morgan Securities LLC in the Energy Investment Banking group, where he most recently served as Managing Director. While at J.P. Morgan, Mr. Krylov advised clients on strategic planning, mergers and acquisitions, and capital markets transactions. Mr. Krylov holds a B.B.A. in Finance, summa cum laude, from Pace University.

Ralph P. Manoushagian joined us in February 2004 as Land Manager. Mr. Manoushagian was named Senior Vice President—Land in June 2007 and Executive Vice President—Land in June 2008. In 2003, Mr. Manoushagian worked as an independent landman. From 2001 to 2003, Mr. Manoushagian was the President of Hudco Fuels, a privately owned fuel distributorship. Mr. Manoushagian has been a landman and oil and gas operator for over 30 years. Mr. Manoushagian holds a B.B.A. in Finance from the University of North Texas and has been a Certified Professional Landman since 1988. He previously served as a director and Vice President of the Texas Independent Producers and Royalty Owners and as a director of the Texas Alliance of Energy Producers.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis (“CD&A”) contains statements regarding future Company performance goals and measures. These goals and measures are disclosed in the limited context of the Company’s incentive compensation program and are not statements of management’s expectations or estimates of results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts. Throughout this proxy statement, the individuals who served as our CEO and Chief Financial Officer (“CFO”) during fiscal year 2013, as well as the other three most highly compensated individuals included in the Summary Compensation Table, are referred to as our “named executive officers” or “executive officers.” Specifically for 2013, our named executive officers were:

•	J. Ross Craft, P.E.—President and CEO
•	Qingming Yang, PhD—COO
•	J. Curtis Henderson—CAO and Corporate Secretary (prior to December 2013, Mr. Henderson served as our Executive Vice President, General Counsel and Corporate Secretary)
•	Steven P. Smart—former Executive Vice President and CFO
•	Ralph P. Manoushagian—Executive Vice President—Land

Mr. Smart retired from his position, and his employment with the Company ended, on December 31, 2013. Mr. Sergei Krylov was named Executive Vice President and CFO, and his start date was January 3, 2014.

Introduction and Overview

The following discussion and analysis is intended to assist you in understanding our compensation program for our executive officers. It is intended to cover all the elements of compensation paid to our executive officers and the reasoning used by the Compensation Committee in structuring our executive compensation program, which is designed primarily to incentivize our executive officers to build long-term stockholder value.

We believe our success depends on the continued contributions of our executive officers. Our executive compensation program is designed with the philosophy of attracting, motivating and retaining experienced and qualified executive officers and directors with compensation that is competitive with comparable public companies and that recognizes both overall business and individual performance. Our policies are also intended to support the achievement of our strategic objectives by aligning the interests of our executive officers with those of our stockholders through operational and financial performance goals and the use of equity-based compensation.

Executive Summary

We seek to pay our executive officers for performance, closely align the interests of our executive officers with the interests of our stockholders and attract, retain and motivate top executive talent. Below is a summary of our key performance results, achievements and compensation decisions in 2013. In reporting our financial and operating results, natural gas is converted at a rate of six thousand cubic feet of gas to one barrel of oil equivalent (“Boe”), and natural gas liquids (“NGLs”) are converted at a rate of one barrel of NGLs to one Boe.

Our Performance in 2013

We achieved strong results in many areas during 2013. Our executive officers were critical in achieving these results, which reflect the significant progress we have made in transitioning our strategy from drilling vertical gas wells to leading the horizontal development of the multi-zone Wolfcamp shale oil play in the southern Midland Basin. We first began drilling horizontal wells targeting the Wolfcamp shale in 2011; and since then, we have tripled oil production, increased oil reserves by more than two and one-half times and increased our horizontal Wolfcamp reserves by five times. In 2013 alone, we increased our oil production, proved oil reserves and horizontal Wolfcamp reserves 49%, 24% and 52%, respectively.

In 2013, we drilled 45 horizontal Wolfcamp wells and replaced 776% of our 2013 production with additional proved reserves. As of December 31, 2013, we had drilled a total of eight wells targeting the Wolfcamp A bench, 69 wells targeting the Wolfcamp B bench and four wells targeting the Wolfcamp C bench. With successful wells targeting each of the Wolfcamp A, B and C benches, and under the leadership of our executive team, in 2013 we began full-scale development, including pad drilling and stacked wellbores.

During 2013, we completed more than $35 million in infrastructure projects to prepare our development project in the Wolfcamp shale play for full-scale development. These infrastructure projects helped lower our drilling and completion costs and led to a 15% reduction in per-unit operating expenses in 2013 compared to 2012.

Also in 2013, we completed a midstream joint venture to build and operate an oil pipeline that would provide takeaway capacity and reduce transportation costs. In the fourth quarter of 2013, together with our joint venture partner, we completed the sale of the joint venture for $210 million. Our net proceeds totaled $109.1 million, representing a return of more than six times on our investment. In connection with the sale of the joint venture, we entered into an amendment to our crude oil purchase agreement that, among other things, expands our dedicated geographic area and provides long-term takeaway for our crude oil production.

We also increased liquidity in 2013 with a public offering of $250 million in 7% senior notes due in 2021. We used a portion of the proceeds from the offering to repay all outstanding borrowings under our credit facility, and the remainder to fund our development project in the Wolfcamp shale play and for general corporate purposes. In addition, during 2013, our lender group increased the borrowing base of our credit facility to $350 million from $280 million at year-end 2012. At December 31, 2013, we had $66.1 million of cash, cash equivalents and restricted cash and no outstanding borrowings under our credit facility.

Key financial and operational results for 2013 that were important in our compensation decisions for 2013 are summarized below. Target or excellent performance goals as they relate to our 2013 incentive plans are also highlighted, where applicable.

Category	Key Results Achieved
Proved Reserves(1)	• Increased proved reserves 20% (target was 10% to 20%) • Increased proved oil reserves 24% • Replaced 776% of 2013 production with additional proved reserves
Production	• Increased total production 19% (target was 25%) • Increased oil production 49%
Cost of Finding and Developing Resources (“F&D Cost”)(1)	• Drill-bit F&D cost totaled $10.63 per Boe (target was $11.00 per Boe) • F&D cost, excluding price revisions, totaled $12.99 per Boe (target was $15.00 per Boe)
Annual Lease Operating Expense (“LOE”) and General and Administrative Expense (“G&A”) per Boe	• Reduced LOE per Boe 15% to $5.59 per Boe • Reduced G&A per Boe 10% to $7.75 per Boe • Together, LOE and G&A per Boe totaled $13.34 per Boe (target was $14.00 per Boe)
EBITDAX(1)	• Record annual EBITDAX of $127.8 million, up 54% from 2012 • EBITDAX per share growth of 38% (target was 25%)
Financial Strength(1)

•      Long-term debt-to-EBITDAX at December 31, 2013 was 2.0x (target level was no more than 2.75x)

•      Strengthened balance sheet by raising more than $250 million in a public debt offering and monetizing oil pipeline for $109.1 million

(1)	Drill-bit F&D costs, F&D costs excluding price revisions, EBITDAX and EBITDAX per diluted share are non-GAAP financial measures. Reconciliation to our audited financial statements and other information on non-GAAP financial measures used in this proxy statement as well as the calculation of reserve replacement can be found under “Supplemental Non-GAAP Financial Information and Cautionary Statements” following our annual report on Form 10-K. See also “Short-Term Incentive Plan (“STIP”)—2013 STIP Targets and Performance Categories” and “Long-Term Incentive Plan (“LTIP”)—2013 LTIP Targets and Performance Categories” for a description of how we calculate EBITDAX, drill-bit F&D costs and F&D costs excluding price revisions from our audited financial statements and related notes.

TSR Performance

Our compensation policies are designed to focus our executive officers on creating long-term stockholder value through the achievement of both short-term operational and financial goals and long-term TSR growth. The following graph compares the cumulative return on a $100 investment in our common stock from December 31, 2008, through December 31, 2013, to that of the cumulative, average return on a $100 investment in the Standard & Poor’s 500 (“S&P 500”) index, the Dow Jones U.S. Exploration & Production Total Stock Market index and our 2013 compensation peer group. See “Setting Executive Officer Compensation—Use of Peer Group Comparisons” for additional discussion of our peer group.

In calculating the cumulative return, reinvestment of dividends, if any, is assumed. This graph is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing. This historic stock performance is not indicative of future stock performance.

Despite the strong operational and cost control results described above, our TSR in 2013 was negative 23% compared to 50% for the median of our 2013 compensation peer group. As discussed throughout this CD&A, the TSR stock awards granted to our executive officers only begin to pay out if our TSR at the end of the applicable performance period ranks at or above a threshold level of our peer group’s TSR performance. In addition, the value of the performance stock awards held by our executive officers depends upon our stock price. As a result of negative TSR and our TSR relative to the TSR of our peer companies at December 31, 2013, the actual realizable value of the 2013 LTIP awards held by our executive officers as of December 31, 2013, was significantly less than the maximum opportunity for each officer, which reinforces alignment with stockholder interests and Company performance. See “—Pay for Performance in 2013” for additional information.

Corporate Governance Matters and Compensation Program – Highlights

We believe sound corporate governance principles and compensation programs are interrelated. Listed below is a summary of some highlights and changes regarding corporate governance matters and our 2013 compensation program:

Focus	Description
Board Structure

•    Independence of Chairman of the Board.  Our Chairman is independent under SEC and NASDAQ rules and regulations.

•    Independence of other Board members.  All Board members except our CEO are independent under SEC and NASDAQ rules and regulations.

•    Independence of committee members.  All Board committee members are independent under SEC and NASDAQ rules and regulations.

•    Related-party transactions.  Our Audit Committee is required to review and approve related-party transactions. There were no related-party transactions in 2013.

Pay for Performance

•    Performance-based LTIP.  Seventy-five percent (75%) of the base award value of our 2013 LTIP is comprised of performance-based LTIP awards with time-vesting restrictions (the “performance stock awards”).

•    Total stockholder return in LTIP.  Twenty-five percent (25%) of the base award value of our 2013 LTIP is comprised of a three-year, relative TSR performance award (the “TSR stock awards”) with threshold, target and excellent performance levels. TSR is measured against our peer group.

•    A range of goals for STIP.  The 2013 STIP includes threshold, target and excellent performance levels for each of the six performance categories to, among other things, incentivize a competitive cost structure and challenge management to continue to lower F&D costs.

Use of Equity

•    Stock ownership guidelines.  During 2013, we had in place stock ownership guidelines for our executive officers and outside directors.

•    Policy prohibiting hedging and other transactions.  Our Insider Trading Policy prohibits employees, including our executive officers, and members of the Board from engaging in short-term or speculative transactions in our stock, including short sales, options or other derivatives and from holding our stock in margin accounts or pledging our stock as collateral for loans.

•    Stockholder friendly provisions in 2007 Plan.  Our 2007 Stock Incentive Plan (“2007 Plan”) includes stockholder friendly provisions, including (i) a limit on the maximum number of shares available for issuance that cannot be increased without stockholder approval, (ii) no reuse or “recycling” of shares used for stock option exercises and withholding taxes, and (iii) no re-pricing, replacement or re-granting of stock options or other stock awards without stockholder approval if the effect would be to reduce the exercise price of the award, except in the case of adjustments for recapitalizations or reorganizations. Also, we may not cancel an underwater option and replace it with another award.

•     Recovery of compensation and clawbacks.  All of our performance stock awards and TSR stock awards contain a clawback provision that subjects the awards to being clawed back to the extent required by applicable law. We will adopt a formal clawback policy in compliance with SEC and NASDAQ rules once those rules are adopted.

Termination and Change in Control

•     Change in control provisions.  All of our executive officers, except our CEO, have double-trigger severance provisions upon a change in control in their respective employment agreements. The Compensation Committee’s current policy is to approve only double-trigger severance provisions in any future employment agreements. The employment agreement for our CEO provides for a higher level of severance benefits and retains a single-trigger payment provision upon a change in control, which has been part of the CEO’s employment agreement since 2003.

•     No tax gross-up provisions.  We do not provide tax “gross-ups” on a change in control and our Compensation Committee’s current policy is not to approve any future tax gross-ups.

Compensation Program Objectives and Methodology

As discussed above, the primary objectives of our executive compensation program are as follows:

•	Pay for performance, in which Company and individual performance substantially influence an executive officer’s total compensation opportunity;

•	Align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value and rewarding executive officers when stockholder value increases; and

•	Attract, retain and motivate talented and experienced executives in the highly competitive oil and gas industry, particularly in the Dallas-Fort Worth, Texas area.

To accomplish these objectives, we intend to provide a competitive total compensation package. Base salaries and total compensation are intended to be competitive with our industry peers, considering individual performance and experience, to ensure that each executive officer is appropriately compensated.

Elements of Our Executive Compensation Program

The three principal elements of our current executive compensation program are annual base salary, short-term or annual incentive awards (referred to as STIPs) and long-term equity incentives (referred to as LTIPs) in the form of stock-based awards under our 2007 Plan. The base salary component pays for skill and experience and is required for market competitiveness. Our STIPs are annual, cash performance awards for achievement of then-current business goals. Our LTIPs are stock-based awards that provide a competitive, long-term incentive in direct alignment with stockholder interests. We also have employment agreements with our executive officers that contain employment terms, severance and change in control provisions. We believe these agreements are important to retain qualified executives in a competitive market for executive talent.

Element	Objective and Basis
Base Salary

•    Competitive for each role and respective responsibilities as well as with industry peers, particularly in the Dallas-Fort Worth area

•    Designed to attract and retain our executive officers with the goal of growing long-term stockholder value

•    Reviewed annually by the Compensation Committee with input from our CEO (except for the CEO’s salary) and taking level of responsibility and individual performance into consideration

Performance- Based STIP

•    Designed to drive strong annual Company performance and cost control, as well as individual performance

•    Target award opportunity set as a percent of each executive officer’s base salary

•    Performance measures reviewed annually

•    Payout determined by Company and individual performance and certified by the Compensation Committee

Performance- Based LTIP

•    Designed to link executives’ pay to performance and align their interests with our stockholders

•    Initial vesting of 2013 performance stock awards based on Company achievement of annual performance measures

•    Additional, service-based vesting of these awards over the following three years encourages retention of key executive officers

•    2013 TSR stock awards vest between 50% and 150% of the target shares at the end of 2015, subject to continued service, based on relative TSR compared to peer companies to create additional alignment with stockholder interests

Pay for Performance in 2013

CEO Compensation

In early 2013, the Compensation Committee approved the total direct compensation opportunity for our CEO, which was made up of base salary, STIP bonus opportunity and LTIP opportunity (including both performance stock awards and TSR stock awards). Below is a table illustrating the difference between our CEO’s 2013 maximum opportunity and the actual realizable value of the compensation at December 31, 2013.

Component	2013 Maximum Opportunity(1)	Actual Realizable at 12/31/2013(2)
2013 Base salary	$525,000	$525,000
2013 STIP	918,750	644,070
2013 LTIP
Performance shares(3)	1,079,985	850,763
TSR Performance shares(4)	540,005	—

Total	$3,063,740	$2,019,833

Percent difference: 2013 Maximum Opportunity vs. Actual Realizable at 12/31/2013		(34)%

(1)	Assumes grant date value (NASDAQ closing price) of performance shares and TSR shares (assuming maximum potential payout of 150% of target).
(2)	Assumes December 31, 2013, value (NASDAQ closing price) of actual performance shares earned for 2013 performance (100% of performance shares subject to the award) and the value of TSR shares that would be payable based on the Company’s peer group TSR ranking at December 31, 2013 (0% of target number of shares subject to the award).
(3)	Performance shares remain subject to a “second trigger” of time-vesting conditions through December 31, 2016, described below under “Long-Term Incentive Plan (“LTIP”)—2013 LTIP—Performance Stock Awards.”
(4)	TSR shares remain subject to achievement of TSR performance and continued employment with the Company at the end of the performance period, which ends December 31, 2015, described below under “Long-Term Incentive Plan (“LTIP”)—2013 LTIP—TSR Stock Awards.”

Because of our strong operational and cost-control performance in 2013, our CEO earned above-target (100% of base salary), although less than maximum (175% of base salary), payout of his 2013 STIP award. However, our 2013 TSR was negative 23%, compared to our peer group median of 50%. As a result of negative TSR and our TSR relative to the TSR of our peer companies, the actual realizable value of 2013 LTIP performance shares and TSR performance shares as of December 31, 2013, was significantly less than the CEO’s maximum opportunity, which reinforces the program’s alignment with stockholder interests and Company performance.

Performance-Based STIP and LTIP – Other Executive Officers

Consistent with our executive compensation program’s emphasis on pay for performance, the compensation awarded to our executive officers other than our CEO for 2013 also reflected our results in 2013.

Performance-Based STIP.  During 2013, we produced strong results on certain operating and financial measures and in the development of our core asset base. As a result, each executive officer received above target (75% – 87.5% of base salary), although less than maximum (125% – 150% of base salary) payout of their respective 2013 STIP awards. Based on the Company’s 2013 financial and operating results and individual performance of the executive officers for 2013, our executive officers’ actual STIP awards, compared to their maximum STIP opportunity, were as follows:

Performance-Based STIP – Other Executive Officers	2013 Maximum STIP Opportunity	Actual Realizable at 12/31/2013	Percent Difference: 2013 Maximum STIP Opportunity vs. Actual Realizable at 12/31/2013
Mr. Yang	$510,000	$361,080	(29)%
Mr. Henderson	$387,500	$278,132	(28)%
Mr. Smart	$375,000	$250,410	(33)%
Mr. Manoushagian	$300,000	$215,328	(28)%

See “Analysis of Executive Compensation Decisions—Short-Term Incentive Plan (“STIP”)—2013 STIP Awards” for additional discussion of our 2013 STIP awards.

Performance-Based LTIP.  Seventy-five percent (75%) of the total value of the 2013 LTIP was allocated to performance stock awards. Each executive officer was granted a performance stock award in 2013, subject to our 2013 financial and operating results and satisfaction of certain performance measures. In addition, 25% of the total value of the 2013 LTIP was allocated to TSR stock awards. Due to our negative TSR in 2013 and our TSR relative to the TSR of our peer companies, the actual realizable value of the 2013 LTIP shares, and the TSR performance shares specifically, was significantly less than the maximum opportunity for our other executive officers. Below is a table showing the difference between the 2013 maximum LTIP opportunity compared to the actual realizable value of the LTIP at December 31, 2013, for our executive officers as a group, excluding our CEO.

Performance-Based LTIP – Other Executive Officers	2013 Maximum LTIP Opportunity(1)	Actual Realizable at 12/31/2013(2)
2013 LTIP
Performance shares(3)	$1,920,016	$1,512,502
TSR Performance shares(4)	959,959	—

Total	$2,879,975	$1,512,502

Percent difference: 2013 Maximum LTIP Opportunity vs. Actual Realizable at 12/31/2013		(47)%

(1)	Assumes grant date value (NASDAQ closing price) of performance shares and TSR shares (assuming maximum potential payout of 150% of target).
(2)	Assumes December 31, 2013, value (NASDAQ closing price) of actual performance shares earned for 2013 performance (100% of performance shares subject to the award) and the value of TSR shares that would be payable based on the Company’s peer group TSR ranking at December 31, 2013 (0% of target number of shares subject to the award).
(3)	Performance shares remain subject to a “second trigger” of time-vesting conditions through December 31, 2016, described below under “Long-Term Incentive Plan (“LTIP”)—2013 LTIP—Performance Stock Awards.”
(4)	TSR shares remain subject to achievement of TSR performance measures and continued employment with the Company at the end of the performance period, which ends December 31, 2015, described below under “Long-Term Incentive Plan (“LTIP”)—2013 LTIP—TSR Stock Awards.”

See “Analysis of Executive Compensation Decisions—Long-Term Incentive Plan (“LTIP”)—2013 LTIP Awards” for additional discussion of our 2013 LTIP awards.

Setting Executive Officer Compensation

Our Compensation Committee is responsible for the approval, evaluation and oversight of all of our executive officer, director and stock incentive compensation plans, policies and programs. See “Board of Directors, Board Meetings and Committees—Compensation and Nominating Committee” for additional information regarding the role of the Compensation Committee in determining executive officer and director compensation.

Compensation Consultant

The Compensation Committee has retained Meridian as its independent compensation consultant since 2011. In determining executive compensation for 2013 and 2014, the Committee considered information from Meridian regarding market data, peer group composition and compensation, STIP and LTIP design and proxy advisory services. See “Board of Directors, Board Meetings and Committees—Compensation and Nominating Committee—Role of Compensation Consultant” for more information about the Compensation Committee’s engagement of Meridian.

Use of Oil and Gas E&P Compensation Survey Information

In considering executive compensation matters for 2013 and 2014, the Compensation Committee also consulted the Oil and Gas E&P 2012 and 2013 Compensation Surveys, prepared by Effective Compensation, Inc. (“ECI”). The 2012 ECI survey contains compensation information from 123 public and private E&P companies in the United States from 2011 and 2012. The 2013 ECI survey contains compensation information from 122 public and private E&P companies in the United States from 2012 and 2013. The 2012 and 2013 ECI surveys provide specific data on an aggregated basis within subcategories based on whether companies are public or private, revenues, exploration and production budget and geographic location, among others. In addition to the individual experience and performance of our executive officers, the Compensation Committee considered compensation information in the 2012 and 2013 ECI surveys from public, independent oil and gas companies and public and private oil and gas companies that are headquartered in Texas, in making decisions regarding 2013 and 2014 compensation for our executive officers. The Committee considers ECI survey data relevant to, but not determinative of, the Committee’s consideration of overall executive compensation matters.

Use of Peer Group Comparisons

For 2013 executive compensation matters, the Committee considered compensation data from the peer companies listed below. The 2013 peer group is the same as the 2012 peer group except that, based on consultations with Meridian, the Committee removed Brigham Exploration Company and GMX Resources Inc. and added Laredo Petroleum Holdings, Inc. Brigham was acquired by Statoil ASA in December 2011 and ceased to be a public company, and GMX Resources’ equity market capitalization had dropped too low relative to the Company’s by the end of 2012.

2013 Peer Companies
• Abraxas Petroleum Corporation	• Oasis Petroleum Inc.
• Carrizo Oil & Gas, Inc.	• PDC Energy, Inc.
• Comstock Resources Inc.	• PetroQuest Energy, Inc.
• Goodrich Petroleum Corporation	• Resolute Energy Corporation
• Gulfport Energy Corporation	• Rex Energy Corporation
• Kodiak Oil & Gas Corp.	• Rosetta Resources Inc.
• Laredo Petroleum Holdings, Inc.	• Stone Energy Corporation

The Compensation Committee reviews the peer group annually. In determining the peer group companies, the Compensation Committee selects companies within the oil and gas industry that most closely resemble us in size (according to assets, market value and revenue), scope and nature of business operations (including position in the upstream E&P sector, production and reserve base, and areas of operation). Our industry peer group contains companies in our industry that are both larger and smaller in size and scope and that may operate in different geological basins than we do. The table below summarizes the median and range of asset size, market capitalization and annual revenues of the compensation peer group used for 2013 executive compensation decisions (in millions):

	Assets	Market Capitalization	Revenues
Median	$1,703	$917	$344
Range (Low – High)	$241 - $2,776	$203 - $2,971	$69 - $951

We compete with these companies for talent and believe the selected companies are currently the most appropriate for executive compensation comparison. The Committee considers the differences and similarities between us and the companies in our industry peer group when reviewing peer group data for executive compensation decisions. The Committee considers peer group data relevant to, but not determinative of, the Committee’s consideration of overall executive compensation matters.

For 2014 executive compensation matters, based on consultation with Meridian, the Compensation Committee added Athlon Energy Inc., Diamondback Energy Inc. and Matador Resources Company to the peer group.

Analysis of Executive Compensation Decisions

Base Salary

We provide our executive officers with an annual base salary to compensate them for their services during the year. Although we have no written policies or guidelines for setting the base salaries of our executive officers within a specified range of the compensation levels of our industry peers, our executive officer salaries are intended to be competitive with our industry peers. Our Compensation

Committee recognizes that a substantial amount of competition exists in the oil and gas industry for attracting and retaining qualified management teams, particularly in the Dallas-Fort Worth, Texas area. Our philosophy is to set our executive officers’ base salaries at levels that we believe will enable us to retain them, with the goal of growing stockholder value going forward.

We review salary ranges and individual salaries for our executive officers annually. We establish the base salary for each executive officer based on pay levels of industry peers and business requirements for certain skills, individual experience and contributions, the roles and responsibilities of the executive and other factors. We believe competitive base salaries are necessary to attract and retain an executive management team with the appropriate abilities and experience required to lead us.

2013 Base Salary

For 2013 base salaries, the Compensation Committee considered peer data provided by Meridian and from the 2012 ECI survey and the Company’s revenues, assets and market capitalization relative to its peer group. The Committee determined that an overall increase in the base salaries of our executive officers was appropriate to achieve the Committee’s objective of retaining top executive talent in a competitive industry and geographic region, and that the salaries of Mr. Craft and Mr. Yang required the largest percentage increases to move their 2013 salary levels to more competitive industry levels, as a result of their contributions to the Company’s 2012 results and, in Mr. Yang’s case, his promotion to COO in December 2012.

Accordingly, the Committee recommended, and the Board approved, the following 2013 base salaries for the Company’s executive officers:

Executive Officer	2013 Base Salary	Salary Increase
Mr. Craft	$525,000	9%
Mr. Yang	$340,000	10%
Mr. Henderson	$310,000	5%
Mr. Smart	$300,000	2%
Mr. Manoushagian	$240,000	4%

2014 Base Salary

For 2014 base salaries, the Compensation Committee considered peer data provided by Meridian and from the 2013 ECI survey, the Company’s revenues, assets and market capitalization relative to its peer group, as well as the other factors described above for the evaluation of 2013 base salaries. The Committee determined that an increase in the base salaries of certain of our executive officers was appropriate to achieve the Committee’s objective of retaining top executive talent in a competitive industry and geographic region, and that the salaries of Mr. Yang and Mr. Henderson required the largest percentage increases to move their 2014 salary levels to more competitive industry levels, and, in Mr. Henderson’s case, to reflect his promotion to CAO in December 2013. Accordingly, the Committee recommended, and the Board approved, 2014 base salaries for the Company’s executive officers as follows: Mr. Craft—$560,000, Mr. Yang—$400,000, Mr. Henderson—$375,000 and Mr. Manoushagian—$240,000. Mr. Smart retired as the Company’s Executive Vice President and CFO as of December 31, 2013, and Mr. Krylov was named Executive Vice President and CFO, beginning January 3, 2014. Mr. Krylov’s base salary, effective as of his January 3, 2014 start date, was established at the annual rate of $375,000.

Short-Term Incentive Plan (“STIP”)

A core component of our executive compensation philosophy is that pay should be linked directly to performance and that a significant portion of total annual compensation should be placed at risk. We provide our executive officers the opportunity to earn an annual, performance-based, cash incentive award, or STIP award, in order to attract and retain an appropriate caliber of talent for these positions and to motivate executives to achieve our annual business goals. We review STIP awards for our executive officers annually in the first 60 days of our fiscal year to determine award payments for the most recently completed fiscal year, and to establish award opportunities for the then-current fiscal year. The Committee’s general policy is to determine any payout amounts for STIP awards before March 1 of the following year based on our performance against the performance measures established by the Committee and the Committee’s determinations of the individual performance component of the awards.

2013 STIP Overview

Consistent with our philosophy of linking pay directly to performance, our Compensation Committee adopted, and our Board ratified, a performance-based STIP for 2013 pursuant to which cash performance awards were made under our 2007 Plan.

The Compensation Committee considered six performance categories, relative weighting among the performance categories and targets to be used for the 2013 STIP for the executive officers, and reviewed them with our CEO, except for incentive targets for our CEO, which the Committee determines independent from the CEO and other executive officers. The Committee adopted the applicable metrics in February 2013. The 2013 STIP award opportunities for each executive officer were expressed as a percentage of the executive officer’s annual base salary, and awards are ultimately paid to the executive officers based on the achievement of specified Company performance targets, as well as the executive officer’s individual performance, including overall duties, responsibilities, expertise and contributions to Company results, as determined in the Committee’s discretion. The Committee also established, for each performance category, (i) a minimum, or threshold, performance level, (ii) a target performance level, and (iii) a maximum, or excellent, performance level.

The Company is required to reach the threshold level in a performance category before an executive officer receives any credit for such category in the calculation of his STIP award, except for the individual performance category, for which the Committee may award less than a threshold level, but not more than an excellent level. If the Company exceeds the threshold level for a performance category, the amount of the STIP award attributable to that category is capped at the excellent level. If actual results fall between the threshold and target or target and excellent performance levels, the percentile performance used to determine the payout percentage is proportionally adjusted on a linear, pro-rata basis between the appropriate levels according to actual results achieved. The scale of potential payout as a percentage of annual base salary among the performance levels was set by the Committee with input from Meridian so that the payout potential accelerates as the target and excellent performance levels are achieved to incentivize our executive officers to reach or exceed these “stretch” goals.

The Committee cannot increase payout amounts above the excellent level under performance categories that depend on the achievement of specific Company targets, as payments related to performance categories that are tied to the achievement of specific targets are capped once the excellent performance level is achieved. The Committee can, in its reasonable discretion, reduce the payout amounts for these performance categories after taking into account special or unusual factors that may have contributed to the achievement of target performance measures such as acquisitions, commodity prices or other factors considered appropriate by the Committee.

In addition to the performance categories tied to specific Company targets, the Committee approved an individual performance category for 2013 that allows the Committee, in its discretion, to determine a portion of an officer’s STIP award based on the officer’s individual performance, including overall duties, responsibilities, expertise and contribution to the Company’s results for the year.

2013 STIP Targets and Performance Categories

For 2013, the Committee approved, after consultation with our CEO and Meridian, a 2013 STIP with annual incentive targets (expressed as a percentage of an executive’s annual salary) for each of our executive officers except for our CEO, for whom the Committee determined incentive targets without consultation with the CEO. Consistent with prior years, the Committee attempted to ensure that the potential payouts provide a meaningful incentive to each of our executive officers. For 2013, the annual incentive opportunities for our executive officers are as set forth in the following table. The percentages of annual salary used to establish the 2013 annual incentive opportunities for each of the executive officers remained the same as in 2012, except that the percentages of annual salary for Mr. Yang were increased to reflect his promotion to COO. The incentive opportunities for the executive officers reflect the amount that would be earned for the awards assuming that the threshold, target or excellent performance levels, as applicable, are met for each of the six performance categories discussed below:

	2013 STIP Award as Percent of Annual Base Salary
Position	Threshold	Target	Excellent
President and CEO	50.00%	100.00%	175.00%
COO	43.75%	87.50%	150.00%
Executive Vice Presidents	37.50%	75.00%	125.00%

The six performance categories for the 2013 STIP are shown in the table below, together with the target levels of achievement, weight given to each category and actual results achieved in 2013 in each category. Five of the performance categories are Company-wide performance measures and the sixth performance category, individual performance, is personal to each executive officer. The Committee did not change the threshold, target and excellent levels for the three growth performance categories from 2012 levels but raised the cost levels for LOE and G&A per Boe to reflect the Company’s transition to an oil and liquids production base and lowered the cost levels for drill-bit F&D to continue to challenge management to lower F&D costs.

		2013 Performance Targets
Performance Category	Weight	Threshold	Target	Excellent	2013 Results
1. Production growth	15.00%	15.0%	25.0%	35.0%	19%
2. Reserve volume growth	15.00%	15.0%	20.0%	25.0%	20%
3. EBITDAX per share growth	15.00%	15.0%	25.0%	40.0%	38%
4. LOE and G&A per Boe	15.00%	$15.00	$14.00	$12.75	$13.34
5. Drill-bit F&D costs per Boe	15.00%	$13.00	$11.00	$9.00	$10.63
6. Individual performance(1)	25.00%	9.38 - 12.50%	18.75 - 25.00%	31.25 - 43.75%	18.75 - 34.375%

	100.00%

(1)	Threshold, target and excellent percentiles for individual performance are expressed as a percentage of annual base salary and fall within the ranges reflected in the table above.

Seventy-five percent (75%) of the amount of potential 2013 STIP awards was determined by objective, Company performance results. However, growth and cost performance targets are based on forecasts that are subject to ongoing change depending on external factors such as commodity prices and oilfield service costs. Therefore, the Committee deemed it appropriate to also include a discretionary, individual performance measure representing 25% of the executive officers’ STIP opportunity. Each of the performance measures is described in greater detail below.

Production and reserve volume growth are essential measurements of our performance. Production and reserves used in the calculation of these criteria are based on results we report in our annual report on Form 10-K.

We define EBITDAX per share as net income (loss) plus (i) exploration expense, (ii) impairment expense, (iii) depletion, depreciation and amortization expense, (iv) share-based compensation expense, (v) unrealized (gain) loss on derivatives, (vi) interest expense, and (vii) income taxes, divided by the weighted average number of diluted shares of common stock outstanding for the applicable year, each as set forth in the audited financial statements of our annual report on Form 10-K. The Committee has determined that EBITDAX per share is appropriate because it is widely accepted by the investment community as a financial indicator of a company’s ability to internally fund development and exploration activities and it reflects a company’s ability to adapt to the impact of changing commodity prices as well as oilfield service costs.

LOE and G&A per Boe is the sum of our annual lease operating expense, plus general and administrative expense, divided by our annual production as measured in Boe. LOE and G&A are two financial measures under GAAP from our audited financial statements. Our Committee believes that, in addition to performance measures for growth, it is critical to incentivize management to control costs.

Drill-bit F&D costs per Boe are calculated by dividing the sum of annual exploration and development costs by the total of reserve extensions and discoveries for the applicable year end, each as set forth in the notes to the audited financial statements of our annual report on Form 10-K. The Committee believes this measure is important to evaluate how efficiently we can add proved reserves through our own drilling program.

The Committee believes that these performance categories and targets, taken together, are objective indicators of our overall performance, including the successful execution of our strategic objectives, development and management of our project inventory and cost structure improvements. The Committee designed the specified goals for each performance category for 2013 to be challenging, while ultimately reflecting our true performance and recognizing uncertainties inherent to the oil and gas E&P industry.

The individual performance category allows the Committee to use discretion in assessing individual officers’ performance. In determining the individual performance component of the STIP, the Committee considers specific measures, such as achievement of strategic objectives, successful supervision of significant Company projects, cost reductions, demonstrated departmental leadership, individual contributions to Company results and TSR and other contributions to the Company. The Committee is in regular contact with our CEO, is knowledgeable about Company operations and believes that it is in a position to accurately and fairly judge individual performance, with the specific recommendations of the CEO for the executive officers other than the CEO, after year end.

2013 STIP Awards

For 2013, the STIP award amount paid to each executive officer was based on the Company’s performance in the five, Company-wide performance categories and the individual performance of each executive officer. As set forth above in the “2013 Results” column of the table entitled “2013 Performance Targets,” the Company achieved strong results across the performance categories, meeting or exceeding target level in four of five performance categories and exceeding threshold level in a fifth performance category. For individual performance, the Committee made awards at the midpoint between the target and excellent levels for all executive officers except for Mr. Smart, whose individual performance award portion was fixed at target level under the terms of his separation agreement. In making this determination for executive officers other than Mr. Smart, the Committee exercised its discretion and considered each of the executive officer’s overall duties, responsibilities, expertise and individual contributions to the Company’s achievements in 2013 discussed above in “Our Performance in 2013.”

After reviewing the above considerations, the Company’s 2013 results, performance of the CEO and the CEO’s recommendations on the performance of the other executive officers, the Committee approved the 2013 STIP payments in the table below. The 2013 award percent is the sum of the percentage performance results for each performance category including individual performance. The 2013 award payments are also included in the Summary Compensation Table below under the “Non-Equity Incentive Plan Compensation” column.

Executive Officer	2013 STIP Award Percent(1)(2)	2013 STIP Award Amount
Mr. Craft	123%	$644,070
Mr. Yang	106%	$361,080
Mr. Henderson	90%	$278,132
Mr. Smart	83%	$250,410
Mr. Manoushagian	90%	$215,328

(1)	As a percent of 2013 base salary.
(2)	Individual performance as a percent of 2013 base salary was: 34% for Mr. Craft, 30% for Mr. Yang, 25% for Mr. Henderson, 19% for Mr. Smart and 25% for Mr. Manoushagian.

2014 STIP

As part of its annual review and in consultation with Meridian, the Committee has adopted substantially the same performance categories for the 2014 STIP as those applicable to the 2013 STIP. On a going-forward basis, our Compensation Committee will determine appropriate methods of evaluating our Company’s achievement relative to various performance metrics and will determine if the current categories and associated metrics should be adjusted for future fiscal years, including making adjustments to the performance metrics. The percentages used to determine the threshold, target and excellent bonus opportunities for Mr. Henderson and Mr. Krylov for 2014 have been set at 43.75%, 87.5% and 150%, respectively. The increase in the bonus opportunity for Mr. Henderson reflects his promotion to CAO. The percentages used to determine the bonus opportunities for the other executive officers remain the same for 2014 as they were in 2013.

Long-Term Incentive Plan (“LTIP”)

We use annual LTIP equity grants to attract, retain and motivate our executive officers as part of our total compensation package. Stock incentive awards are granted under our 2007 Plan. The 2007 Plan allows for the grant of restricted stock, stock options, stock appreciation rights, restricted stock units, stock awards and other incentive awards. The primary purpose of the 2007 Plan is to attract and retain highly qualified officers, directors, key employees and other persons, and to motivate these persons to improve our business results by providing an opportunity to acquire or increase a direct, proprietary interest in our operations and future success. We expense stock awards under Financial Accounting Standards Board, Accounting Standards Codification Topic 718 (“ASC 718”).

Since our initial public offering in 2007, the Committee generally has used restricted stock that vests over three to four years to align the compensation of our executive officers with an increase in long-term stockholder value. We believe awards of restricted stock can effectively balance our objectives of focusing the recipient on delivering long-term value to our stockholders and providing value to the recipient. Restricted stock awards offer recipients the opportunity to receive shares of our common stock that are subject to a risk of forfeiture and other restrictions until certain specified service or performance requirements are satisfied. In this regard, we believe that restricted stock serves both to reward and retain the recipients. Restricted stock awards also, in many cases, allow the Company to budget for charges to earnings under ASC 718 with greater certainty than other types of awards such as stock options.

Currently, our LTIP program consists of performance-based restricted stock awards with service-based vesting conditions (referred to as performance stock awards) as well as three-year, relative TSR performance restricted stock awards with threshold, target and excellent performance levels (referred to as TSR stock awards). Recipients of restricted stock awards are entitled to receive and retain all cash dividends that may be paid with respect to the shares. The Committee does not make, nor has the Committee in the past made, incentive stock grants in coordination with the release of material, non-public information. Instead, the Committee will grant equity awards at the time or times dictated by our normal compensation process as that process is developed by the Committee.

2013 LTIP Awards

For 2013, as part of its annual review of executive compensation and in consultation with Meridian, the Committee recommended, and the Board approved in February 2013, a LTIP in the form of performance stock awards (with a combination of performance measures and time-vesting restrictions) and TSR stock awards. Seventy-five percent (75%) of the total 2013 LTIP award to each executive officer was made up of performance stock awards and the remaining 25% of the total 2013 LTIP award to each executive officer was comprised of TSR stock awards (approximately 33% if maximum TSR is achieved).

In determining the number of shares to be awarded under the 2013 LTIP, the Committee considered long-term incentive compensation among our peer group and 2012 ECI survey data, Committee members’ own experience and knowledge of executive compensation matters at other public E&P companies, the potential dilutive effect of stock awards, the charge to Company earnings under ASC 718, internal pay equity among our executives and the then-current economic and market environment. The Committee further considered existing stock ownership of our executive officers and the importance of retention and alignment of objectives with stockholders’ interests as goals of any effective long-term incentive stock award grant. The Committee also reviewed the Company’s annual “burn rate,” or percentage of weighted average shares outstanding granted under the 2007 Plan in prior years. At the time of the 2013 LTIP grant in February 2013, the Company’s three-year average annual burn rate was 1.4%. The Committee also gave weight to the individual contributions of each of the executive officers in 2012.

After considering all of the factors noted above, the Committee decided on an aggregate of approximately 184,000 shares of restricted stock to be awarded to our executive officers as a group under the 2013 LTIP. This number of shares assumes that the maximum performance level applicable to the TSR portion of the award is achieved and remains subject to the achievement of the performance and service-based conditions applicable to each portion of the awards. The grant date value (NASDAQ closing price) of the “base” number of total shares subject to the 2013 LTIP (approximately 163,000 shares, assuming 100% of target TSR is achieved) was approximately $4 million. This represents a decrease in grant date value of approximately 6% from 2012 and reflects the Committee’s consideration of all of the factors discussed in the preceding paragraph, plus the Company’s positive operational results but negative TSR in 2012. In addition, our executive officers’ percentage of the total 2013 LTIP award pool was adjusted from 2012 as follows: Mr. Craft—36%, Mr. Yang—22%, Mr. Henderson—18%, Mr. Smart—14% and Mr. Manoushagian—10%. The Committee made these adjustments to better align individual officers’ total compensation to competitive industry levels and to reflect each officer’s specific contributions to the Company’s 2012 results and TSR. Adjustments to allocations for our executive officers, except for our CEO, were determined by our CEO based on individual performance and contributions to 2012 results and approved by the Committee.

The table below summarizes the number of restricted shares subject to LTIP stock awards, as allocated among performance stock awards and TSR stock awards, made to each of our executive officers for 2013. The aggregate grant date fair value of the awards under ASC 718 is set forth in the Summary Compensation Table under the column “Stock Awards.”

		Allocation Among Awards
Executive Officer	2013 LTIP Award	Performance Shares	TSR Shares (150%)(1)
Mr. Craft	66,122	44,081	22,041
Mr. Yang	40,408	26,939	13,469
Mr. Henderson	33,061	22,041	11,020
Mr. Smart	25,714	17,143	8,571
Mr. Manoushagian	18,367	12,245	6,122

(1)	TSR shares are calculated based on the maximum shares potentially earned as a percent of target, or 150%. Each executive officer’s target TSR shares (100%) is as follows:

Executive Officer	2013 Target TSR Shares (100%)
Mr. Craft	14,694
Mr. Yang	8,980
Mr. Henderson	7,347
Mr. Smart	5,714
Mr. Manoushagian	4,082

2013 LTIP – Performance Stock Awards

First Trigger.  The Committee believes that performance stock awards provide incentives for achieving results that strongly correlate with our long-term business objectives and increasing stockholder value. The Committee determined the measures for the performance stock awards to incentivize a balanced achievement of growth, cost control and debt control, and to build stockholder value while preserving a sustainable capital structure. In order for any of the awarded restricted shares to become eligible to vest, three performance conditions must be satisfied. If one of the performance measures is not satisfied during the applicable performance period (fiscal year 2013), the entire award is forfeited, and the award shares are returned to the 2007 Plan. The table below summarizes the performance measures required to be achieved for the 2013 performance stock awards and 2013 actual results.

2013 Performance Stock Awards – Performance Measures	2013 Actual Results
Company proved reserves increase a minimum of 10%	20% Increase
F&D costs must not exceed $15.00 per Boe	$12.99 per Boe
Long-term debt must not exceed 2.75x EBITDAX	2.0x EBITDAX

For these purposes, proved reserves are estimated proved reserves as determined by the Company’s independent reserve engineering firm. F&D costs are calculated by dividing the sum of property acquisition, exploration and development costs by extensions, discoveries, acquisitions and revisions (excluding price revisions), each as set forth in the notes to the audited financial statements of our annual report on Form 10-K. The Committee excludes price revisions from F&D cost to mitigate the risk of volatile commodity price swings, which are outside the executives’ control. Long-term debt is calculated under GAAP and included in the Company’s balance sheet. See “Short-Term Incentive Plan (“STIP”)—2013 STIP Targets and Performance Categories” for a description of our calculation of EBITDAX. The Committee may also include other non-recurring items that the Committee in its sole discretion deems appropriate to be added back to GAAP net income.

The Committee certified the results in February 2014. Each of the three performance measures applicable to the 2013 performance stock awards was achieved, and the awards became eligible to vest in accordance with the service-based vesting conditions described below.

Second Trigger.  Because the applicable performance measures were satisfied, the 2013 performance stock awards will now ratably vest in one-third increments on December 31, 2014, December 31, 2015, and December 31, 2016, provided the executive officer is employed by the Company on the applicable vesting dates.

Acceleration of Awards.  The performance stock awards granted in 2013 will vest in full upon a change in control, disability (each as defined in the 2007 Plan) or death of the executive, and all performance criteria and other conditions will be deemed to be achieved.

2013 LTIP – TSR Stock Awards

The 2013 TSR stock awards are earned based on the Company’s relative TSR performance against the Company’s 2013 compensation peer group, plus one or more specified alternate companies. See “Setting Executive Officer Compensation—Use of Peer Group Comparisons” for a discussion of our 2013 peer group. The scale of payout ranges between maximum, or 150% of target, and threshold, or 50% of target, as set forth below, to incentivize our executive officers to maximize stockholder value. If the Company’s TSR ranks below the 43rd percentile of the peer group, then no payout will be made with respect to the TSR stock awards.

TSR Company Ranking	Percentile Ranking	Percentage of Target TSR Shares Earned
Company 1	100%	150%
Company 2	93%	150%
Company 3	86%	140%
Company 4	79%	130%
Company 5	71%	120%
Company 6	64%	110%
Company 7	57%	100%
Company 8	50%	75%
Company 9	43%	50%
Company 10	36%	0%
Company 11	29%	0%
Company 12	21%	0%
Company 13	14%	0%
Company 14	7%	0%
Company 15	0%	0%

To the extent that TSR performance measures are met and the TSR shares become earned, the TSR shares will cliff vest at the end of the three-year performance period, or December 31, 2015, provided the executive officer remains employed on that date.

If any of the peer companies undergoes a change in corporate capitalization or a corporate transaction (including a going-private transaction, bankruptcy, liquidation, merger, consolidation, etc.) during the performance period, the Committee will determine whether such peer company will be replaced. For purposes of the 2013 TSR stock awards, the Committee pre-approved Forest Oil Corporation as the alternate company. If the Company’s TSR for the performance period is negative, then the awards are capped at the target level.

If an executive officer’s employment is terminated due to death or disability (as defined in the 2007 Plan), then the executive officer will be deemed, at the time of termination, to have earned the target number of TSR shares. If a change in control occurs during the performance period, we will determine the number of TSR shares earned by each executive officer assuming the performance period ends on the date of the change in control.

2014 LTIP Awards and Performance Measures

In February 2014, the Committee again granted LTIP awards, 75% in the form of performance stock awards and 25% in the form of TSR stock awards (approximately 33% if maximum TSR is achieved). The grant date value of the “base” number of total shares of restricted stock (assuming 100% of target TSR is achieved) under the 2014 LTIP was $4.5 million, based on the closing price of our common stock on the date of grant. The allocation of the 2014 LTIP award pool is as follows: Mr. Craft—38%, Mr. Yang—23%, Mr. Krylov—22% and Mr. Henderson—17%. For the performance share portion of the 2014 LTIP, the Committee retained reserves growth and F&D cost as required performance measures, but lowered the threshold for reserves growth in order to allow for prudent conversion of proved undeveloped reserves to proved developed reserves, and raised threshold F&D cost to reflect the Company’s transition from drilling vertical gas wells to horizontal oil wells. In addition, the Committee eliminated the long-term debt-to-EBITDAX performance metric so as not to dissuade management from exploring acquisitions that are financed with debt and may have long-term strategic value, but may not materially increase EBITDAX in the near-term following the acquisition.

If the performance measures are met during the performance period (fiscal year 2014), then one-half of the performance shares will ratably vest on each of December 31, 2015, and December 31, 2016; provided the executive officer remains employed by the Company on the applicable vesting dates. The TSR component of the 2014 LTIP is earned based on the Company’s relative TSR performance against the Company’s 2014 compensation peer group. For purposes of the 2014 TSR stock award, the TSR peer group is the same as 2013, except for the addition of Athlon Energy Inc., Diamondback Energy Inc. and Matador Resources Company.

Special Equity Awards

In certain circumstances, we grant discretionary equity awards to attract and retain key executives, recognize expanded roles and responsibilities and reward past performance. The Compensation Committee did not make any grants of special awards to the named executive officers in 2013, except that, in connection with his retirement, the Company granted Mr. Smart 43,257 restricted stock units that will be settled in full on December 31, 2014, by the Company’s delivery of 43,257 shares of Company common stock, subject to Mr. Smart’s compliance with certain non-compete obligations. Payment of the restricted stock units will be accelerated upon Mr. Smart’s death or upon the occurence of a change in control, in each case, prior to December 31, 2014. While the restricted stock units remain outstanding, Mr. Smart will receive any dividends declared and paid by the Company as if he were the holder of record of the number of shares related to the outstanding restricted stock units. In accordance with the applicable award agreements, all of Mr. Smart’s outstanding, unvested restricted stock awards were forfeited entirely and for no consideration as of his December 31, 2013, separation date.

To date in 2014, the Compensation Committee has not made any grants of special equity awards to our executive officers, other than to Mr. Krylov in connection with his appointment as Executive Vice President and CFO effective January 3, 2014. Specifically, Mr. Krylov was granted (i) vested shares of the Company’s common stock pursuant to the 2007 Plan with a fair market value equal to $500,000 on the grant date, and (ii) shares of restricted stock pursuant to the 2007 Plan with a fair market value equal to $1,000,000 on the grant date and subject to cliff vesting upon the third anniversary of the grant date, subject to acceleration upon a “change in control” as determined under the 2007 Plan.

Stock Ownership Guidelines and Additional Holding Periods

The Committee believes that meaningful stock ownership by our officers and directors is critical in aligning management’s interests with the interests of our stockholders. Therefore, in January 2012, the

Committee established minimum stock ownership requirements for our executive officers and directors. The Company’s CEO is expected to own shares of the Company’s common stock having a market value of at least five times his base salary, and each of the Company’s other executive officers is expected to own shares of the Company’s common stock having a market value of at least three times his base salary. Executives have up to five years to meet the stock ownership guidelines. Currently, each named executive officer (as well as Mr. Krylov) satisfies the guidelines. Because of our adoption of these ownership guidelines, our executives’ current level of stock ownership, and the three- to four-year service vesting requirements applicable to our LTIP stock awards, we have not adopted additional holding periods on equity awards after they become vested. Please see “Director Compensation” for a description of stock ownership guidelines for our outside directors.

Prior Compensation

In general, prior compensation, such as gains from prior stock options or stock awards, is not taken into account in setting other elements of compensation, such as base pay or STIP awards. However, the Committee will generally consider prior stock purchases by, and prior stock and stock option awards to, our named executive officers when considering additional stock award grants. For new executive officers, we expect to take into account their prior base salary, annual cash incentives, the value of any equity compensation or other benefits that the new officer would forfeit to accept employment with us, as well as the contributions expected to be made by the new officer, our business needs and the role of the officer with us.

“Say-On-Pay” Advisory Vote on Executive Compensation

At our 2013 annual meeting, we provided stockholders a “say-on-pay” advisory vote on the compensation of our named executive officers under Section 14A of the Exchange Act. Our stockholders expressed overwhelming support for the compensation of our executive officers, with more than 95% of the votes cast for approval of the “say-on-pay” advisory vote on executive compensation. As we evaluated our compensation practices and objectives for 2013 and 2014, we were mindful of the strong support of our stockholders for our compensation design and philosophy of linking pay to performance and building long-term stockholder value. As a result, the Committee decided to retain our general approach to executive compensation, with an emphasis on short-term and long-term incentive compensation programs that encourage, reward and retain our key executives when they deliver strong financial and operational results as well as value for our stockholders.

Employment Agreements

In January 2011, the Company entered into amended and restated employment agreements with Mr. Craft and Mr. Smart and new employment agreements with Mr. Henderson, Mr. Yang and Mr. Manoushagian. In addition, in January 2014, the Company entered into an employment agreement with Mr. Krylov in connection with his appointment as our Executive Vice President and CFO. Mr. Krylov’s employment agreement has an initial term of two years with one-year extensions. The agreements provide for potential severance payments upon the termination of the officers’ employment in certain situations. The agreements were designed so that the officers would all have employment agreements with the same employment term and similar severance and change in control provisions.

After the initial term of the agreements with Messrs. Craft, Smart, Henderson, Yang and Manoushagian, which ended January 1, 2013, the agreement with each executive officer was automatically renewed for an additional one-year term. On January 1, 2014, the agreements with each of these officers were automatically renewed for an additional one-year term, except that, the agreement with Mr. Smart was terminated on December 31, 2013, in connection with his retirement from the Company. Please see “Executive Compensation—Potential Payments Upon a Termination or Change in Control” for information regarding the executive grant and separation agreement (the “Separation Agreement”) the Company entered into with Mr. Smart in connection with his retirement, which Separation Agreement superseded the terms of Mr. Smart’s employment agreement except for the survival of certain post-termination obligations and severance benefits as provided in the Separation Agreement. Currently, the term of the employment agreements with each of Messrs. Craft, Henderson, Yang and Manoushagian ends on January 1, 2015, and, at the end of the current term, the agreements will be automatically renewed for additional one-year terms unless either party elects not to renew an agreement or an agreement is otherwise terminated according to its terms.

The agreements provide, among other things, for a minimum level of annual base salary for each executive officer, subject to annual review and adjustment by the Board, provided that for Mr. Craft, once established at an increased amount, his base salary will not be reduced below that increased amount during the term. The employment agreements also provide that the executive officer is eligible to receive annual performance-based bonuses each year during the employment term, has the opportunity to participate in the employee benefit arrangements offered to similarly situated executives and may periodically receive LTIP grants.

The severance and change in control provisions contained in the employment agreements are described in greater detail below under “Executive Compensation—Potential Payments Upon a Termination or Change in Control.” The agreements are intended to retain qualified executives in a competitive market for executive talent. The employment agreements do not contain any tax gross-up provisions in the event any named executive officer receives potential parachute payments under Section 280G of the Internal Revenue Code. The Committee believes that the severance and change in control arrangements in these agreements provide important protection to the Company’s executive officers, are consistent with the practices of peer companies and are appropriate for the retention of executive talent.

Health and Welfare Benefits

Named executive officers receive the same health and welfare benefits, including medical, prescription drug, dental and vision, that are offered to all employees. The same contribution amounts and plan design provisions apply to all employees, including executive officers. The named executive officers also participate in the same qualified 401(k) plan as other employees. Under the plan, the Company currently matches 100% of an employee’s elective deferrals up to 3% of annual base salary, plus an additional 50% of elective deferrals on the next 2% of annual base salary. All contributions are subject to applicable federal limitations under the Internal Revenue Code and U.S. Treasury regulations. These benefits are part of our overall compensation program and are designed to encourage continuity in employment and executive leadership and to remain competitive in the market for talent and experience in the E&P business. We do not provide any supplemental executive retirement benefits to our executive officers.

Perquisites

We do not provide any perquisites or personal benefits to our executive officers except for a long-term disability plan for Mr. Craft, for which we pay a monthly premium of approximately $355 per month, and reimbursement of certain professional and club membership dues and expenses. Please see the Summary Compensation Table for all compensation received by our named executive officers.

Policy on Recovery of Compensation and Clawbacks

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), NASDAQ is required to adopt rules that will require the Company to adopt a policy providing that, in the event of an accounting restatement due to material noncompliance with reporting requirements under securities laws, the Company will recover from executive officers incentive-based compensation in excess of what would have been paid to the executive officer under the accounting restatement for the three-year period before the restatement. Upon NASDAQ’s adoption of these rules, the Board will adopt a formal policy regarding the recovery of compensation. Pending adoption of final rules, all of our performance stock awards and TSR stock awards with our executive officers contain a provision that provides that (i) the Company will not be required to comply with any term of the agreement if and to the extent prohibited by applicable law or to the extent doing so would require that the officer reimburse the Company for such amounts under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the Dodd-Frank Act, and (ii) the officer shall reimburse the Company for incentive-based or equity-based compensation and profits realized from the sale of award shares covered by the agreement as required by applicable law, including but not limited to the Sarbanes-Oxley Act and the Dodd-Frank Act.

Indemnification Agreements

The Company has entered into indemnification agreements with each of our directors and executive officers. Each indemnification agreement requires the Company to indemnify each indemnitee to the fullest extent permitted by the Delaware General Corporation Law. This means, among other things, that the Company must indemnify the director or executive officer against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement that are actually and reasonably incurred in a legal proceeding because the person was a director, officer, employee or agent of the Company or was serving at the request of the Company as a director, officer, employee or agent of another entity if the indemnitee meets the standard of conduct provided under Delaware law. Also as permitted under Delaware law, the indemnification agreements require the Company to advance expenses in defending such an action, provided that the director or executive officer undertakes to repay the amounts if the person ultimately is determined not to be entitled to indemnification from the Company. The Company will also make the indemnitee whole for taxes imposed on the indemnification payments and for costs in any action to establish the indemnitee’s right to indemnification, whether or not wholly successful. The Company also maintains customary directors’ and officers’ insurance coverage.

Policy Prohibiting Hedging Transactions and Pledging Company Shares

Our Insider Trading Policy prohibits Company employees, including our named executive officers, and members of the Board from engaging in short-term or speculative transactions in the Company’s securities, including short sales, options and other derivatives, and from holding Company securities in a margin account or pledging securities as collateral for a loan.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code, as clarified by the Internal Revenue Service and applicable regulations, generally disallows a federal income tax deduction to public companies for compensation in excess of $1,000,000 paid for any fiscal year to each of the Company’s “covered employees” (within the meaning of Section 162(m)) as of the end of any fiscal year. However, the regulations currently exempt qualified, performance-based compensation from the $1,000,000 deduction limit if certain requirements are met.

Our policy is to have a compensation program that recognizes and rewards performance that increases stockholder value, and, to the extent consistent with this policy, to seek to maintain the favorable tax treatment of that compensation. As a result, the 2007 Plan is intended to be designed so that we may grant awards of qualified, performance-based compensation to our “covered employees.” We believe, however, that under some circumstances, such as to attract or retain key executives or to recognize outstanding performance, it is in the Company’s and our stockholders’ best interests to provide compensation to selected executives even if it is not deductible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the CD&A with our management. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2013.

Respectfully submitted by the Compensation Committee of the Board,

James H. Brandi, Chairman

Alan D. Bell

James C. Crain

Sheldon B. Lubar

COMPENSATION PRACTICES AS THEY RELATE TO RISK MANAGEMENT

The Compensation Committee believes that an appropriate part of total compensation is fixed for our executive officers, while another equally appropriate portion is variable and linked to performance. Although the majority of the compensation provided to the named executive officers is performance-based, we believe our compensation program does not encourage excessive and unnecessary risk-taking by our executive officers (or other employees) because this program is designed to encourage our officers and other employees to remain focused on both our near- and long-term operational and financial goals.

While STIP awards play an appropriate role in our executive compensation program, the Committee believes that awards should be determined based on Company performance on a wide variety of measures, including both growth and cost control measures, which the Committee believes mitigates excessive risk-taking that could produce unsustainable gains in one area of performance at the expense of our overall long-term interests. In addition, the Committee sets performance goals that it believes are reasonable in light of our past performance, then-current business projections and market conditions. Additionally, our STIP includes maximum payout caps to limit the amount of incentive compensation that may be earned by the named executive officers.

A portion of the variable compensation we provide is made up of restricted stock awards that are subject to service-based vesting conditions once initial performance-based conditions are attained. These awards can retain value even in a depressed market, so executives are less likely to take unreasonable risks. Similar to our STIP cash incentive awards, the Committee believes that a portion of the LTIP restricted stock awards, which are initially subject to performance-based conditions that must be met in the year of grant, should be subject to measures of both growth and cost control. In addition, a portion of the LTIP restricted stock awards measure our TSR over a specified three-year period relative to the TSR of certain peer companies over the same period, which aligns the interests of our executive officers with the interests of our stockholders. We believe our adoption of meaningful stock ownership guidelines further reduces the likelihood of unnecessary risk-taking because our executive officers are required to own a significant amount of Company stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers serves as a member of the board or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

EXECUTIVE COMPENSATION

As explained in our CD&A, set forth below is the compensation awarded to, earned by or paid to our named executive officers for services rendered for 2011, 2012 and 2013 in all capacities, consisting of base salaries, restricted stock awards, non-equity incentive plan compensation and other compensation.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
(a)	(b)	(c)	(e)	(g)	(i)	(j)

J. Ross Craft, P.E.	2013	525,000	1,423,530	644,070	39,290	2,631,890
Director, President and Chief	2012	480,000	1,505,108	379,872	39,078	2,404,058
Executive Officer	2011	400,000	1,947,996	510,000	19,380	2,877,376

Qingming Yang, PhD	2013	340,000	869,958	361,080	28,785	1,599,823
Chief Operating Officer	2012	310,000	3,032,514	190,402	29,302	3,562,218
	2011	275,000	1,136,331	233,750	9,800	1,654,881

J. Curtis Henderson(4)	2013	310,000	711,777	278,132	29,995	1,329,904
Chief Administrative Officer and	2012	295,000	698,754	181,189	29,302	1,204,245
Corporate Secretary	2011	275,000	1,136,331	233,750	9,800	1,654,881

Steven P. Smart(5)	2013	300,000	553,597	250,410	1,349,921	2,453,928
Former Executive Vice President and	2012	295,000	698,754	160,539	21,668	1,175,961
Chief Financial Officer	2011	275,000	1,136,331	233,750	9,800	1,654,881

Ralph P. Manoushagian	2013	240,000	395,440	215,328	23,472	874,240
Executive Vice President—Land	2012	230,000	698,754	129,766	23,199	1,081,719
	2011	200,000	1,136,331	170,000	9,800	1,516,131

(1)

Stock awards represent the aggregate grant date fair value for restricted stock awards granted under the 2007 Plan, calculated according to ASC 718. The amounts are consistent with the estimate of aggregate compensation cost to be recognized over the service period for accounting purposes for the awards, excluding the effect of estimated forfeitures, and do not necessarily correspond to the actual value that will be recognized by the named executive officers. Additional information on the assumptions used in the computation of our share-based compensation is included in Note 5 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2013. For 2013, the amounts in the “Stock Awards” column reflect the grant of performance stock awards and TSR stock awards under the 2013 LTIP covering an aggregate of 163,266 shares of common stock. The grant date fair value for the performance stock awards is based on the closing price of our common stock on February 20, 2013, the grant date for those awards, which was $24.50 per share. The value amounts for the TSR shares were calculated based on the target number of TSR shares granted at a grant date fair value price per share of $23.38, which is based on the probability of achieving the applicable conditions for the TSR portion of the award and was determined using a Monte Carlo simulation model.

Assuming maximum TSR shares achieved, the following summarizes the grant date fair value for the performance and TSR stock awards under the 2013 LTIP:

Mr. Craft	$1,595,303
Mr. Yang	$974,911
Mr. Henderson	$797,652
Mr. Smart	$620,393
Mr. Manoushagian	$443,135

See “Analysis of Executive Compensation Decisions—Long-Term Incentive Plan (“LTIP”)—2013 LTIP Awards,” “—2013 LTIP—Performance Stock Awards” and “—2013 LTIP—TSR Stock Awards” for additional information regarding the 2013 equity awards. In accordance with the applicable award agreements, all of Mr. Smart’s outstanding, unvested restricted stock awards, including the awards reported above for 2013, were forfeited entirely and for no consideration as of his December 31, 2013, separation date.

(2)	Represents awards paid under the 2013 STIP. These amounts were paid to the named executive officers in the first quarter of 2014. The 2013 STIP awards are described in more detail in “Analysis of Executive Compensation Decisions—Short-Term Incentive Plan (“STIP”)—2013 STIP Overview,” “—2013 STIP Targets and Performance Criteria” and “—2013 STIP Awards.”

(3)	The following items are reported in the “All Other Compensation” column for fiscal year 2013:

Name	Insurance Premiums	401(k) Plan Match	Professional Membership and Club Dues	Total
Mr. Craft	$22,655	$10,200	$6,435	$39,290
Mr. Yang	$18,400	$10,200	$185	$28,785
Mr. Henderson	$18,400	$10,200	$1,395	$29,995
Mr. Smart	$11,698	$10,200	$1,030	$22,928
Mr. Manoushagian	$12,713	$10,200	$559	$23,472

In addition, Mr. Smart’s “All Other Compensation” for fiscal year 2013 includes the amounts paid to him under his Separation Agreement, including (a) the grant date fair value under ASC 718 of 43,257 restricted stock units granted to him on December 31, 2013, in the amount of $834,860, (b) a cash payment equal to $450,000 (150% of his base salary), (c) a cash amount equal to $25,385 for accrued vacation, and (d) a cash amount equal to $16,748 for health care coverage during the eighteen (18) month COBRA continuation period.

(4)	Mr. Henderson served as our Executive Vice President, General Counsel and Corporate Secretary until December 2013, when he was promoted to CAO and Corporate Secretary.

(5)	Mr. Smart retired as our Executive Vice President and CFO, and his employment with the Company ended on December 31, 2013. Mr. Krylov replaced Mr. Smart as Executive Vice President and CFO on January 3, 2014.

Grants of Plan-Based Awards for Year Ended December 31, 2013

The table below sets forth the range of potential STIP awards for 2013 performance as a dollar amount for each of the named executive officers under the 2013 STIP. The table also sets forth (i) the number of shares and grant date fair value of performance stock awards granted during 2013 to the named executive officers under the 2007 Plan, and (ii) the range of potential payouts for the TSR stock awards granted during 2013 to the named executive officers under the 2007 Plan.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)(3)	($)(4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)
Mr. Craft	2/20/13	262,500	525,000	918,750
	2/20/13				7,347	14,694	22,041		$343,546
	2/20/13							44,081	$1,079,985

Mr. Yang	2/20/13	148,750	297,500	510,000
	2/20/13				4,490	8,980	13,469		$209,952
	2/20/13							26,939	$660,006

Mr. Henderson	2/20/13	116,250	232,500	387,500
	2/20/13				3,674	7,347	11,020		$171,773
	2/20/13							22,041	$540,005

Mr. Smart	2/20/13	112,500	225,000	375,000
	2/20/13				2,857	5,714	8,571		$133,593
	2/20/13							17,143	$420,004
	12/31/13							43,257	$834,860

Mr. Manoushagian	2/20/13	90,000	180,000	300,000
	2/20/13				2,041	4,082	6,122		$95,437
	2/20/13							12,245	$300,003

(1)	These columns show the range of potential values for the payout of the STIP awards for 2013 performance for each named executive officer, including the portion of the STIP award attributable to individual performance. The actual payout is determined 75% by Company performance and 25% by individual performance. Amounts included in the threshold column assume that the threshold level of all Company and individual performance measures were met under the 2013 STIP. Amounts included in the target column assume that the target levels of all Company and individual performance measures were met, and amounts included in the maximum column assume that the excellent levels of all Company and individual performance measures were met under the 2013 STIP. The actual amount of the annual cash incentive award paid to each named executive officer for 2013 performance is set forth above in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column for 2013. For a detailed description of the 2013 STIP, see “Compensation Discussion Analysis—Analysis of Executive Compensation Decisions—Short-Term Incentive Plan (“STIP”).”

(2)

These columns show a range of the potential number of shares that may be earned pursuant to the TSR stock awards granted as part of the 2013 LTIP. The number of units paid at the end of the performance period may vary from the target amount, based on our TSR achievement relative to the TSR of the specified peer companies. If the Company’s

TSR ranks below the 43rd percentile of the peer group at the end of the applicable performance period, then no payout will be made with respect to the TSR stock awards. The awards are described in greater detail above under “Analysis of Executive Compensation Decisions—Long-Term Incentive Plan (“LTIP”)—2013 LTIP Awards” and “—2013 LTIP—TSR Stock Awards.” In accordance with the applicable award agreements, all of Mr. Smart’s outstanding, unvested TSR stock awards, including the awards reported above, were forfeited entirely and for no consideration as of his December 31, 2013 separation date.

(3)	The performance stock awards granted on February 20, 2013, were subject to performance conditions in 2013, the year of grant. All of the applicable performance measures were achieved as of December 31, 2013; however, these awards remain subject to time-based vesting restrictions through December 31, 2016. See “Analysis of Executive Compensation Decisions—Long-Term Incentive Plan (“LTIP”)—2013 LTIP Awards” and “—2013 LTIP—Performance Stock Awards” for a more detailed discussion of these awards. In accordance with the applicable award agreements, all of Mr. Smart’s outstanding, unvested performance stock awards, including the awards reported above, were forfeited entirely and for no consideration as of his December 31, 2013, separation date. For Mr. Smart, this column also reports the grant of 43,257 restricted stock units on December 31, 2013.

(4)	This column represents the aggregate grant date fair value of the 2013 LTIP grants, including the performance stock awards, the TSR stock awards and, for Mr. Smart, the restricted stock units, in each case calculated according to ASC 718. The amounts reported are based on the estimate of aggregate compensation cost to be recognized over the service period, if any, for accounting purposes with respect to the awards, excluding the effect of estimated forfeitures, and do not necessarily correspond to the actual value that will be recognized by the named executive officers. See footnote (1) to the Summary Compensation Table for additional information about the assumptions used in calculating these amounts.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the number of securities underlying outstanding, unvested stock awards under the 2007 Plan for each named executive officer as of December 31, 2013. None of the named executive officers held any outstanding stock options under the 2007 Plan during 2013.

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested (#)(1)	Market Value of Shares of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)(4)
(a)	(g)	(h)	(i)	(j)
Mr. Craft	124,687	$2,406,459	12,399	$239,301
Mr. Yang	108,720	$2,098,296	6,835	$131,916
Mr. Henderson	69,989	$1,350,788	6,019	$116,167
Mr. Smart(5)	—	$—	—	$—
Mr. Manoushagian	53,526	$1,033,052	4,386	$84,650

(1)	These restricted stock awards remain subject to service-based vesting conditions. The treatment of all of these awards under certain termination and change in control events is described below under “Potential Payments Upon a Termination or Change in Control.” For each executive officer, the number of shares of stock that have not vested is made up of:

Name	Grant Date	Number of Shares of Stock That Have Not Vested
Mr. Craft	August 6, 2010(a)	40,000
	March 7, 2011(a)	20,400
	February 21, 2012(c)	20,206
	February 20, 2013(d)	44,081

Mr. Yang	August 6, 2010(a)	20,000
	March 7, 2011(a)	11,900
	January 24, 2012(b)	40,500
	February 21, 2012(c)	9,381
	February 20, 2013(d)	26,939

Mr. Henderson	August 6, 2010(a)	26,667
	March 7, 2011(a)	11,900
	February 21, 2012(c)	9,381
	February 20, 2013(d)	22,041

Mr. Manoushagian	August 6, 2010(a)	20,000
	March 7, 2011(a)	11,900
	February 21, 2012(c)	9,381
	February 20, 2013(d)	12,245

(a)	Awards granted on August 6, 2010, and March 7, 2011, vest in three equal annual installments on December 31, 2012, December 31, 2013, and December 31, 2014, as long as the executive officer remains employed by the Company through the applicable vesting dates.
(b)	The award granted to Mr. Yang on January 24, 2012, vests in four equal annual installments beginning on the first anniversary of the date of grant of the award, as long as Mr. Yang remains employed by the Company through the applicable vesting dates.
(c)	Awards granted on February 21, 2012, vest in three equal annual installments on December 31, 2013, December 31, 2014, and December 31, 2015, as long as the executive officer remains employed by the Company through the applicable vesting date.
(d)	Awards granted on February 20, 2013, vest in three equal annual installments on December 31, 2014, December 31, 2015, and December 31, 2016. See “Analysis of Executive Compensation Decisions—Long-Term Incentive Plan (“LTIP”)—2013 LTIP Awards” above for more information.

(2)	Based on the closing price of our common stock on NASDAQ of $19.30 per share on December 31, 2013.

(3)

In accordance with SEC rules, represents (a) 50% of the target number of TSR stock awards granted to the executive officers on February 21, 2012, and (b) 50% of the target number of TSR stock awards granted to the executive officers on February 20, 2013, in each case, assuming achievement of the threshold or minimum level of performance that would result in any payout under the awards. If the Company’s TSR ranks below the 43rd percentile of the peer group at the end of the applicable performance period, then no payout will be made with respect to the TSR stock awards. Due to our relative TSR falling below threshold level at December 31, 2013, if the performance periods applicable to the outstanding TSR stock awards had actually ended as of December 31, 2013, no payout would be made with respect to the awards.

Vesting and payout of the TSR stock awards is contingent on continuous active employment with the Company at the end of the applicable performance period, which ends December 31, 2014 (for the 2012 TSR stock awards) and December 31, 2015 (for the 2013 TSR stock awards), and our relative TSR at the end of the performance period compared to the TSR of the specified peer companies. See “Analysis of Executive Compensation Decisions—Long-Term Incentive Plan (“LTIP”)—2013 LTIP Awards” and “—2013 LTIP—TSR Stock Awards” above for more information.

(4)	Based on the closing price of our common stock on NASDAQ of $19.30 per share on December 31, 2013, multiplied by the number of shares determined in accordance with footnote (3) above.

(5)	In accordance with the applicable award agreements, 80,697 outstanding, unvested restricted stock awards, including the performance stock awards and TSR stock awards granted in 2013, previously awarded to Mr. Smart were forfeited entirely and for no consideration as of his December 31, 2013, separation date. As a result, Mr. Smart held no outstanding, unvested stock awards at December 31, 2013. Restricted shares previously granted to Mr. Smart that were scheduled to vest on December 31, 2013, vested on that date as reflected below under “Option Exercises and Stock Vested.” Restricted stock units granted pursuant to Mr. Smart’s Separation Agreement on December 31, 2013, are not considered outstanding for purposes of this table in accordance with SEC rules. See “Non-Qualified Deferred Compensation” and “Potential Payments upon Termination or Change in Control—Separation Agreement” for more information.

Option Exercises and Stock Vested

The following table reflects stock awards that vested for each of our named executive officers during 2013.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
(a)	(d)	(e)
Mr. Craft	70,502	$1,360,689
Mr. Yang	61,757	$1,373,951
Mr. Henderson	43,257	$834,860
Mr. Smart	43,257	$834,860
Mr. Manoushagian	36,590	$706,187

(1)	Based on the closing price of our common stock on NASDAQ on the date of vesting, as follows:
(a)	For Mr. Craft, Mr. Henderson, Mr. Smart and Mr. Manoushagian, all of the reported shares vested on December 31, 2013, when the closing price of our common stock was $19.30 per share.
(b)	For Mr. Yang, (i) 13,500 shares vested on January 24, 2013, when the closing price of our common stock was $26.13 per share, and (ii) 11,667 shares vested on May 7, 2013, when the closing price of our common stock was $27.00 per share. All other shares reported for Mr. Yang vested on December 31, 2013, when the closing price of our common stock was $19.30 per share.

Pension Benefits

We do not have any plan that provides for payments or other benefits at, following or in connection with retirement, other than our 401(k) plan.

Non-Qualified Deferred Compensation

We do not have any plan that provides for the deferral of compensation on a basis that is not tax qualified. However, we awarded 43,257 restricted stock units under the 2007 Plan to Mr. Smart on December 31, 2013, which are classified as non-qualified deferred compensation for purposes of the SEC rules. The restricted stock units will be settled in shares of the Company’s common stock on December 31, 2014, except in the event of Mr. Smart’s death or a change in control occurs prior to that date. Mr. Smart will receive any dividends paid during the period the award is outstanding as if he were the holder of record of the underlying shares.

Potential Payments upon Termination or Change in Control

Employment Agreements

During 2013, we had an employment agreement with each of our named executive officers that provided, among other things, certain severance benefits in the event an executive officer’s employment terminated under specified circumstances. The agreement with Mr. Smart was terminated on December 31, 2013, in connection with his retirement from the Company, and the Separation Agreement (described below under “—Separation Agreement”) superseded the terms of Mr. Smart’s employment agreement except for the survival of certain post-termination obligations and severance benefits as provided in the Separation Agreement.

As discussed in more detail below, the terms of our employment agreement with Mr. Craft are somewhat different than the terms of our employment agreements with other named executive officers. For example, Mr. Craft’s employment agreement provides for a higher level of severance benefits and single-trigger payments upon a change in control rather than double-trigger severance, which is provided in the employment agreements with other named executive officers. The differences in Mr. Craft’s employment agreement are the result of the Committee’s competitiveness review of Mr. Craft’s prior employment agreement. The Committee considered the level of severance benefits provided to similarly situated CEOs in the oil and gas industry and determined that the level of severance benefits in Mr. Craft’s prior employment agreement was not competitive for our industry. In addition to adjusting Mr. Craft’s severance benefits in the amended employment agreement, the Committee determined that it was in the best interest of stockholders to retain the single-trigger payment provision contained in Mr. Craft’s prior employment agreement. The single-trigger provision in the prior employment agreement was the result of good faith negotiations by the Company and Mr. Craft, and after significant arms-length discussions regarding potential terms of a new agreement in 2010, both parties agreed to keep the provision. None of our other named executive officers has a single-trigger payment upon a change in control, none is contemplated by the Committee and the Committee does not expect to approve any additional, single-trigger payment provisions in the future.

Severance Payments and Benefits under the Employment Agreements

The employment agreements with our named executive officers provide for potential severance payments upon the termination of a named executive officer’s employment in certain situations, including in connection with a change in control, without cause by the Company or for good reason by the executive officer, due to nonrenewal by the Company and upon the death or permanent disability of the executive officer.

Termination for Cause, without Good Reason, or due to Executive’s Nonrenewal.  In the event of an executive’s termination by the Company for cause, by the executive without good reason or by the executive’s proper notice of nonrenewal of the agreement, the Company shall have no severance obligation to the executive other than payment of accrued obligations, which are (i) earned but unpaid base salary through the date of termination, (ii) any employee benefits to which the executive has a vested entitlement as of the date of termination, (iii) accrued but unused vacation, and (iv) approved but unreimbursed eligible business expenses.

Death or Permanent Disability.  Under the terms of the employment agreements, in the event of an executive’s death or if he becomes subject to a permanent disability, the agreements will terminate and we will pay the executive or his estate the accrued obligations and a lump sum severance payment, payable between 20 and 60 days after the date of termination following the executive’s proper execution of a release of claims in favor of the Company, equal to (i) 100% of the executive’s then-current annual base salary, and (ii) 100% of the average of any bonuses received by the executive in the two years immediately before the separation from service.

Termination without Cause, for Good Reason or due to Company’s Nonrenewal.  If the agreements are terminated by the Company without cause, by the executive for good reason, or by the Company’s proper notice of nonrenewal of the agreement, the Company will pay each named executive officer (i) the accrued obligations, (ii) a lump sum severance payment, payable between 20 and 60 days after the date of termination following the executive’s proper execution of a release of claims in favor of the Company, equal to 150% (or 200%, in the case of Mr. Craft) of the greater of (A) the executive officer’s then-current base salary or (B) the executive officer’s base salary at any time within two years immediately before the separation from service, and (iii) the bonus that the named executive officer would have received based on actual achievement of applicable performance goals in the year of termination (prorated for any partial year of service, except, for Mr. Craft, in the case of a termination without cause or for good reason), payable on the date that annual bonuses are paid to the named executive officers still employed by the Company. The Company will also reimburse the named executive officers for certain premiums paid under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), for up to 18 months (or up to 24 months, in the case of Mr. Craft; in the case of all executives, up to 12 months if an executive terminates his employment for good reason), depending on the executive’s eligibility for continuation of coverage under COBRA.

Change in Control.  If Mr. Craft is employed by the Company at the time of a change in control, Mr. Craft’s employment agreement will automatically terminate, without regard to whether Mr. Craft experiences a separation from service, and Mr. Craft will receive the accrued obligations and a lump sum cash payment, payable between 20 and 60 days after the date the change in control occurs following Mr. Craft’s proper execution of a release of claims in favor of the Company, equal to (i) 200% of the greater of Mr. Craft’s then-current base salary and Mr. Craft’s base salary at any time within the two years before the change in control, and (ii) 200% of the average of any bonuses received by Mr. Craft in the two years before the change in control. We will also reimburse Mr. Craft for certain premiums paid under COBRA for up to 24 months following his separation from service, subject to Mr. Craft’s eligibility for continuation of coverage under COBRA. These payments and benefits are in lieu of any severance amounts that may otherwise become due under the agreement.

If one of the other named executive officers is employed by us at the time of a change in control and his agreement is terminated without cause or by the executive for good reason within one year of the change in control, the executive will receive a lump sum cash payment, payable between 20 and 60 days after the date of termination following the executive’s proper execution of a release of claims in favor of the Company, equal to (i) 150% of the greater of the executive’s then-current base salary and his base salary at any time within the two years immediately before the change in control, and (ii) 100% of the average of bonuses received by the executive in the two years before the change in control. We will also reimburse the executive for certain premiums paid under COBRA for a period of up to 18 months, depending on the executive’s eligibility for continuation of coverage under COBRA.

If a named executive officer is terminated by the Company without cause or if he terminates his employment for good reason, in either case, within 120 days before the occurrence of a change in control, then the named executive officer will be entitled to receive, in addition to the benefits described above for termination without cause or for good reason, a lump sum equal to the excess, if any, of the severance benefits he would have received if he had been employed on the date of the change in control over the severance benefits he actually received in connection with his termination of employment.

Conditions to Receipt of Severance

All payments and benefits due under the employment agreements are conditioned upon the execution and non-revocation by the executive officer of a release for the Company’s benefit. Under the agreements, the executive officers have also agreed to certain confidentiality, non-competition and non-solicitation covenants with respect to the Company. The confidentiality covenants apply during the term of the agreement and for a one-year period following the executive officer’s termination of employment. The non-competition and non-solicitation covenants apply during the term of the agreement and for one year following the executive officer’s termination of employment (or for six months following termination of employment in the case of (i) Mr. Craft, in the event of his termination from employment for good reason or in connection with a change in control, or (ii) the other named executive officers, if an executive officer is terminated without cause or for good reason within one year following a change in control). Violation of any restrictive covenant entitles the Company to complete relief, which includes restitution. In addition, in the event of the breach of a restrictive covenant during an executive officer’s employment with us, the executive could be terminated for cause (provided that the breach constituted a material violation of the employment agreement). The employment agreements do not prohibit the Company from waiving a breach of a restrictive covenant.

Section 280G

If amounts payable to an executive officer under his employment agreement (together with any other amounts that are payable by us as a result of a change in ownership or control) (collectively, the “Payments”) exceed the amount allowed under Section 280G of the Internal Revenue Code for such executive (thereby subjecting the executive to an excise tax), then the Payments due to the executive under the employment agreement will either (i) be reduced so that the present value of the Payments is $1.00 less than the amount which would cause the executive to incur an excise tax under Section 4999, or (ii) be paid in full, whichever produces the better, net, after-tax result for the executive (taking into account any applicable excise or income taxes). We do not provide any of our named executive officers with gross-up payments to cover Section 280G excise taxes.

Employment Agreement Definitions

For purposes of the employment agreements, the following terms have been given the meanings set forth below:

“Change in control” is generally defined as (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or under which shares of the

Company’s common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s common stock immediately before the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all, of the assets of the Company and its subsidiaries to any other person or entity (other than an affiliate of the Company), (iii) the stockholders of the Company approve any plan or proposal for liquidation or dissolution of the Company, (iv) any person or entity (other than Yorktown Energy Partners V, L.P., or any of its affiliated funds), including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based on voting power), or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board. Notwithstanding the foregoing, a change in control does not include a public offering of the Company’s common stock or a transaction with its sole purpose to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

“Cause” is generally defined as (i) the willful and continued failure by the executive substantially to perform his duties, responsibilities or authorities (other than any such failure resulting from the executive becoming permanently disabled), (ii) the willful engaging by the executive in misconduct that is materially injurious to the Company, (iii) any misconduct by the executive in the course and scope of the executive’s employment, including but not limited to dishonesty, disloyalty, disorderly conduct, insubordination, harassment of other employees or third parties, abuse of alcohol or controlled substances or other violations of the Company’s personnel policies, rules or Code of Conduct, (iv) any material violation by the executive of his employment agreement, or (v) any violation by the executive of any fiduciary duty owed by the executive to the Company or its affiliates. For these purposes, no act, or failure to act, on the executive’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

“Good reason” is generally defined as, without the executive’s consent, (i) a material diminution in the executive’s annual base salary, duties, responsibilities or authorities, (ii) a requirement that the executive report to an officer or employee other than the Board (or, in the case of executive officers other than Mr. Craft, to an officer or employee other than the president or the Board), (iii) a material relocation of the executive’s primary work location more than 50 miles from the Company’s corporate headquarters (or 25 miles, in the case of Mr. Craft), or (iv) any other material breach by the Company of its obligations under the employment agreement.

An executive will be deemed to have become “Permanently Disabled” when (i) he receives disability benefits under either Social Security or the Company’s long-term disability plan, if any, (ii) the Board, upon the written report of a qualified physician designated by the Board or its insurers, shall have determined (after a complete physical examination of the executive at any time after he has been absent from the Company for a total period of 180 or more calendar days in any 12-month period) that the executive has become physically and/or mentally incapable of performing his essential job functions with or without reasonable accommodation as required by law, or (iii) he is otherwise unable for a continuous period of 90 calendar days to perform his essential job functions with or without reasonable accommodation as required by law due to injury, illness or other incapacity (or 120 days, in the case of Mr. Craft).

Table of Severance Benefits.  The following table summarizes the potential severance payments payable to our executive officers (other than Mr. Smart) at December 31, 2013, under their employment agreements. The table is only intended to summarize various terms of the employment agreements and is qualified in its entirety by reference to the full text of the actual agreements, copies of which are on file with the SEC. Furthermore, the actual amounts paid (or to be paid) to Mr. Smart in connection with his Separation Agreement are not reflected in the table but are described below under “—Separation Agreement.”

Executive Officer	Change in Control (“CIC”)(1)	By Company Without Cause or by Executive For Good Reason	Notice of Nonrenewal by Company	Death or Permanent Disability
Mr. Craft	(a) 200% of base salary, (b) 200% of average bonus during two years before CIC, and (c) COBRA premiums for up to 24 months.	(a) 200% of base salary, (b) 100% of bonus, and (c) COBRA premiums for up to 24 months (12 months if executive terminates for good reason).	(a) 200% of base salary, (b) 100% of bonus, prorated for partial year of service, and (c) COBRA premiums for up to 24 months.	(a) 100% of base salary, and (b) 100% of average bonus during two years before separation of service.

Mr. Yang, Mr. Henderson and Mr. Manoushagian	150% of base salary, (b) 100% of average bonus during two years before CIC, and (c) COBRA premiums for up to 18 months.	(a) 150% of base salary, (b) 100% of bonus, prorated for partial year of service, and (c) COBRA premiums for up to 18 months (12 months if executive terminates for good reason).	(a) 150% of base salary, (b) 100% of bonus, prorated for partial year of service, and (c) COBRA premiums for up to 18 months.	(a) 100% of base salary, and (b) 100% of average bonus during two years before separation of service.

(1)	Change in control must be followed by termination of employment by the Company without cause or by the executive for good reason, each within one year of the change in control, for severance to be payable to the named executive officers, except for Mr. Craft. Amounts due to Mr. Craft are automatically payable upon change in control regardless of termination of employment.

Separation Agreement

As mentioned above under “Analysis of Executive Compensation Decisions—Employment Agreements,” Mr. Smart entered into the Separation Agreement with the Company, effective December 31, 2013, in connection with his retirement from the Company. Pursuant to the Separation Agreement (and the terms of his amended and restated employment agreement entered into on January 1, 2011), Mr. Smart received the following amounts, less required withholding taxes: (1) a cash payment equal to 150% of his base salary, or a total of $450,000, (2) a STIP award for 2013 in the amount of $250,410, which was paid to him during the first quarter of 2014 and is reported above in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2013, (3) a lump sum in cash for health care coverage during the applicable eighteen (18) month COBRA continuation period equal to $16,748, and (4) a lump sum in cash for his accrued vacation in the amount of $25,385. Mr. Smart’s 80,697 outstanding unvested shares of restricted stock previously awarded under the 2007 Plan, including the performance stock awards and TSR stock awards granted to him in 2013, were forfeited entirely and for no consideration pursuant to the terms of the relevant award agreements as of his December 31, 2013, departure date. As stipulated in the Separation Agreement, the Company granted Mr. Smart 43,257 restricted stock units on December 31, 2013, pursuant to the 2007 Plan that will be settled in full on December 31, 2014, by delivery of 43,257 shares of the Company’s common stock, with payment accelerated upon Mr. Smart’s death or upon the occurrence of a change in control of the Company, in each case, prior to December 31, 2014. For these purposes, “Change in control” has the same meaning as specified above with respect to the employment agreements, provided that any such change in control must also constitute a change in control within the meaning of Section 409A of the Code and the guidance issued thereunder.

In the Separation Agreement, Mr. Smart agreed to certain non-disparagement covenants and agreed to cooperate with the Company in support of the Company’s business interests on any matter arising out of his employment and to facilitate an orderly transition of his job duties to his successor. Mr. Smart also agreed to certain confidentiality, non-competition and non-solicitation covenants. In the Separation Agreement, Mr. Smart released and waived any and all claims against the Company and its representatives that may exist or have arisen up to and including the date of the Separation Agreement, including claims that arise out of his employment or relationship with the Company or any of its representatives and the cessation of his employment, except for the enforcement of the Separation Agreement.

Stock Incentive Plan

In addition to potential severance payments under the executive employment agreements discussed above, certain outstanding restricted stock awards granted to our named executive officers under the 2007 Plan are subject to accelerated vesting in the event of a change in control or certain termination events.

Performance Stock Awards

The outstanding performance stock award agreements provide that unvested restricted shares will automatically vest in full upon termination of employment by reason of death or disability. In addition, in accordance with the terms of the 2007 Plan, unvested restricted shares will automatically vest in full upon the occurrence of a change in control.

TSR Stock Awards

The outstanding TSR stock award agreements provide that, if an executive officer’s employment is terminated due to death or disability, then the executive officer will be deemed, at the time of termination, to have earned the target number of TSR shares. If a change in control occurs during the performance period, we will determine the number of TSR shares earned by each executive officer assuming the performance period ends on the date of the change in control.

The definition of change in control under the 2007 Plan and the restricted stock award agreements is the same definition as under the employment agreements, and is discussed above under “Employment Agreement Definitions.” Under the 2007 Plan and the restricted stock award agreements, “disability” is generally defined as (i) the inability of an executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than

12 months, or (ii) an executive’s receipt of income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company or an affiliate, due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

Quantification of Payments

The table below summarizes the dollar amounts of potential payments to each named executive officer upon a qualifying termination of employment or change in control assuming that each of the events described in the table below occurred on December 31, 2013, when the closing price of the Company’s common stock was $19.30. The values below are our best estimates of the severance payments and benefits the executives would receive upon a termination of employment or a change in control as of December 31, 2013, and we believe the amounts below have been calculated using reasonable assumptions. No amounts are included below with respect to Mr. Smart, as the actual amounts he received pursuant to his Separation Agreement are discussed and quantified above under “—Separation Agreement.” All amounts reported below are before taxes, which would reduce amounts ultimately received by our named executive officers. Any actual payments that may be made under the agreements described above depend on various factors, which may or may not exist at the time a change in control actually occurs and/or the named executive officer is actually terminated. Therefore, the amounts and disclosures below should be considered “forward-looking statements.”

Executive Officer	Change in Control or CIC(1)	By Company Without Cause or by Executive For Good Reason	Notice of Nonrenewal by Company	Death or Permanent Disability
Mr. Craft
Salary	$1,050,000	$1,050,000	$1,050,000	$525,000
Bonus	1,023,942	644,070	644,070	511,971
Accelerated Equity	2,406,459	—	—	2,885,041
Continued Medical (COBRA)(2)	40,965	40,965	40,965	—

Total(3)	$4,521,366	$1,735,035	$1,735,035	$3,922,012

Mr. Yang
Salary	$510,000	$510,000	$510,000	$340,000
Bonus	275,741	361,080	361,080	275,741
Accelerated Equity	2,098,296	—	—	2,362,127
Continued Medical (COBRA)(2)	24,334	24,334	24,334	—

Total(3)	$2,908,371	$895,414	$895,414	$2,977,868

Mr. Henderson
Salary	$465,000	$465,000	$465,000	$310,000
Bonus	229,661	278,132	278,132	229,661
Accelerated Equity	1,350,788	—	—	1,583,102
Continued Medical (COBRA)(2)	24,334	24,334	24,334	—

Total(3)	$2,069,783	$767,466	$767,466	$2,122,763

Mr. Manoushagian
Salary	$360,000	$360,000	$360,000	$240,000
Bonus	172,547	215,328	215,328	172,547
Accelerated Equity	1,033,052	—	—	1,202,351
Continued Medical (COBRA)(2)	16,391	16,391	16,391	—

Total(3)	$1,581,990	$591,719	$591,719	$1,614,898

(1)	As described above, for the named executive officers other than Mr. Craft, the change in control must be followed by a termination of employment by the Company without cause or by the executive for good reason, in either case within one year of the change in control, in order for the “Salary,” “Bonus” and “Continued Medical (COBRA)” amounts reported above to become payable. Accelerated vesting of equity awards and all payments due to Mr. Craft are triggered upon the occurrence of a change in control regardless of termination of employment.

(2)	Based on assumptions used for financial reporting purposes under GAAP. In the event of a termination by the executive for Good Reason, the duration of continued medical benefits would only last up to 12 months; however, for purposes of quantifying amounts in this table, the “By Company Without Cause or by Executive For Good Reason” column reports up to 18 months of continued coverage (or 24 months, in the case of Mr. Craft) in the event of a termination without cause or for good reason, which is what would be provided in the event of a termination without cause by the Company.

(3)	“Total” amounts are calculated without regard to the potential 280G reduction described above under “Employment Agreements—Section 280G.” The amount of any potential reduction would be determined at the time of payment.

DIRECTOR COMPENSATION

Annual Retainer and Meeting Fees

Each of our directors received an annual retainer of $80,000 in fully vested common stock for services rendered in 2013, under our director compensation plan. Each of our directors also received an annual retainer of $50,000 in cash, stock or a combination of both, at the election of each director, payable in four equal installments on the first trading day of each quarter. In December 2012, the Compensation Committee considered an increase in the Board’s annual retainer amount based on the advice of Meridian. In determining whether to raise the annual retainer, the Committee considered director compensation data from the Company’s peer group provided by Meridian, the increasing time spent on Board and committee matters, the complexity of issues discussed and ongoing corporate governance matters. At the time of consideration, the Company’s director compensation was at approximately the 25th percentile of the Company’s peer group. Following consideration of these matters, the Committee agreed that an upward adjustment in annual retainer to the levels described above was appropriate. At the time of consideration, these increases placed the Company’s outside director compensation at approximately the 38th percentile of the Company’s peer group. For a discussion of the Company’s peer group, please see “Setting Executive Officer Compensation—Use of Peer Group Comparisons.”

Each director received cash meeting fees of $1,500 for each Board meeting attended and $1,000 for each committee meeting attended. In addition, each Chairman of the Audit Committee and Compensation Committee received $15,000 and $10,000, respectively, in cash, stock or a combination of both, at the election of each Chairman, and payable in four equal installments on the first trading day of each quarter. These fees were not changed from the fee amounts provided in 2012.

Additionally, each director is reimbursed for travel and miscellaneous expenses incurred to attend meetings and activities of the Board or its committees, as well as travel and miscellaneous expenses related to such director’s participation in general education and programs for directors.

The following table sets forth a summary of the compensation we paid to our directors in 2013. The amounts shown under the “Stock Awards” column reflect the grant date fair value of the common stock received by each director and were calculated in accordance with ASC 718, based on the NASDAQ closing price of our common stock on the date of grant. Neither Mr. Craft, who is a full-time employee, nor Mr. Lawrence, who is affiliated with Yorktown Energy Partners, receives compensation for serving as a director or for attending Board, Audit Committee or Compensation Committee meetings.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
(a)	(b)	(c)	(h)
Mr. Bell	21,000	145,000	166,000
Mr. Brandi	66,000	94,995	160,995
Mr. Crain	21,000	130,007	151,007
Mr. Lubar	14,000	130,007	144,007
Mr. Whyte	16,000	130,007	146,007

Director Compensation Changes Following Fiscal Year End

For 2014, upon the recommendation of the Compensation Committee and Meridian, and after consideration of the increasing time spent by the Compensation Committee Chairman on compensation and governance matters, the Board increased the annual retainer for the Compensation Committee Chairman to $15,000 from $10,000.

Director Stock Ownership Guidelines

The Compensation Committee believes that meaningful stock ownership by our directors is important in aligning directors’ interests more closely with those of the Company’s stockholders. Therefore, the Compensation Committee has established director stock ownership guidelines under which directors who are not also named executive officers of the Company are expected to own shares of the Company’s common stock having a market value of five times the portion of the annual retainer payable in cash, common stock or a combination of both, which is currently set at $50,000 for 2014. Directors have up to five years to meet the stock ownership guideline. Each non-employee director currently satisfies the guidelines except for Mr. Gregg, who was appointed to the Board in January 2014 and will have until January 2019 to satisfy these guidelines.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Our Board has approved a written policy that requires our Audit Committee to review on an annual basis all transactions with related parties, or in which a related party has a direct or indirect interest, and to determine whether to ratify or approve the transaction after consideration of the related party’s interest in the transaction. For these purposes, a related-party transaction is a transaction between the Company and any related party, such as an officer, director or 5% stockholder of the Company, other than transactions available to all employees generally or transactions involving less than $5,000 when combined with all similar transactions. We had no related-party transactions in 2013.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed Hein & Associates LLP as our independent registered public accounting firm to audit our consolidated financial statements and internal control over financial reporting as of and for the fiscal year ending December 31, 2014. Stockholders are being asked to ratify the appointment of Hein at the 2014 annual meeting of stockholders under Proposal 3.

Representatives of Hein are expected to be present at the annual meeting. Hein representatives will have an opportunity to make a statement, if they desire, and are expected to be available to respond to appropriate questions at the annual meeting.

Audit Fees

Our independent registered public accounting firm for 2013 and 2012 was Hein & Associates LLP. The audit fees billed to us by Hein totaled $488,351 and $472,755 during the years ended December 31, 2013 and 2012, respectively.

Audit fees consist of fees billed for professional services for the audit of our annual financial statements, reviews of the financial statements included in our quarterly reports and services that are normally provided in connection with statutory and regulatory filings, and the audit of our internal control over financial reporting. For 2013 and 2012, these services also include the review of our prospectuses for equity and debt offerings. During the past two years, no tax, audit-related or other fees were billed to us by Hein.

Preapproval Policy and Procedures

The Audit Committee must give prior approval to any management request for any amount or type of service (audit, audit-related and tax services or to the extent permitted by law, non-audit services) our independent registered public accounting firm provides. All audit and audit-related services rendered by Hein in 2013 and 2012 were approved by the Audit Committee before Hein was engaged for such services. No services of any kind were approved pursuant to a waiver permitted under 17 CFR 210.2-01(c)(7)(i)(C).

AUDIT COMMITTEE REPORT

The following statement is furnished by our Audit Committee and is not incorporated by reference into any document that we file with the SEC.

This statement is being provided to inform stockholders of the Audit Committee’s oversight with respect to our financial reporting.

The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2013, and related notes with management and the independent registered public accounting firm. In addition, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16. The Audit Committee discussed with our independent registered public accounting firm the independence of such firm from our management, including a review of audit and non-audit fees, and received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has also discussed with our management and the independent registered public accounting firm such other matters and received such assurance from them, as the Audit Committee deemed appropriate.

Management is responsible for the preparation and presentation of the Company’s audited financial statements, the establishment and maintenance of our disclosure controls and procedures and the establishment, maintenance and evaluation of the effectiveness of our internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements and internal control over financial reporting according to the standards of the PCAOB and issuing reports. The Audit Committee’s responsibility is to monitor and oversee this process.

Based on the foregoing review and discussions with management and the independent registered public accounting firm, and relying thereon, we have recommended to the Company and the Board the inclusion of the audited financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting for the Company and are not experts in auditor independence standards. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the Company’s independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements and internal control over financial reporting has been carried out according to the standards of the PCAOB, that the financial statements are presented according to GAAP standards or that Hein & Associates LLP is in fact independent.

Respectfully submitted by the Audit Committee of the Board,

Alan D. Bell, Chairman

James H. Brandi

James C. Crain

Vean J. Gregg III

Christopher J. Whyte

OTHER MATTERS

Other Proposals at the Annual Meeting of Stockholders

Our Board does not know of any other matters that are to be presented for action at the annual meeting. However, if any other matters properly come before the annual meeting or any adjournment(s) or postponement(s) thereof, it is intended that the enclosed proxy will be voted according to the judgment of the persons voting the proxy.

The information contained in this proxy statement in the sections entitled “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

Submission of Stockholder Proposals and Other Deadlines for the 2015 Annual Meeting of Stockholders

Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in our 2015 proxy statement. Under the SEC’s rules and regulations, stockholders interested in submitting proposals in our proxy materials and for presentation at our 2015 annual meeting of stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In general, stockholder proposals must be received by our Corporate Secretary at Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116 no later than December 25, 2014, to be eligible for inclusion in our proxy materials.

Alternatively, as more specifically provided for in our bylaws, a stockholder making a nomination for election to our Board or a proposal of business (other than proposals to be included in our proxy statement and proxy as discussed in the previous paragraph) for our 2015 annual meeting of stockholders must deliver proper notice to our Corporate Secretary at Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116 not less than 90 and no more than 120 calendar days before the one year anniversary of the date of this proxy statement. As a result, for a stockholder nomination for election to our Board or a proposal of business to be considered at the 2015 annual meeting of stockholders, it must be properly submitted to our Corporate Secretary no earlier than December 25, 2014, and no later than January 24, 2015.

Pursuant to Rule 14a-4(c) of the Exchange Act, our Board may exercise discretionary voting authority under proxies solicited by it with respect to any matter properly presented by a stockholder at the 2015 annual meeting that the stockholder does not seek to have included in our proxy statement if (except as described in the following sentence) the proxy statement discloses the nature of the matter and how our Board intends to exercise its discretion to vote on such matter, unless we are notified of the proposal on or before January 24, 2015, and the stockholder satisfies the other requirements of Rule 14a-4(c)(2). If we first receive notice of such matter after January 24, 2015, and the matter nonetheless is permitted to be presented at the 2015 annual meeting of stockholders, our Board may exercise discretionary voting authority with respect to any such matter without including any discussion of the matter in the proxy statement for the 2015 annual meeting of stockholders. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above and other applicable requirements.

For each individual that a stockholder proposes to nominate as a director and for each matter of business proposed to be considered, the stockholder must provide notice to our Corporate Secretary within the time limits described above for delivering notice of such stockholder proposal and comply with the information requirements in our bylaws relating to stockholder nominations. See “Corporate Governance—Identifying and Evaluating Nominees for Directors” for additional information about stockholder nominations.

Detailed information for submitting stockholder proposals is available upon written request to our Corporate Secretary at Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116. These requirements are separate from, and in addition to, the SEC’s rules and regulations that a stockholder must meet to have a stockholder proposal included in our proxy statement for the 2015 annual meeting of stockholders.

2013 Annual Report to Stockholders

Our 2013 annual report to stockholders accompanies this proxy statement. The 2013 annual report to stockholders is not a part of the proxy soliciting material.

Stockholder List

In accordance with the Delaware General Corporation Law, we will maintain at our corporate offices in Fort Worth, Texas a list of the stockholders entitled to vote at the annual meeting. The list will be open to the examination of any stockholder, for purposes relevant to the annual meeting, during ordinary business hours for at least 10 days prior to the annual meeting. The stockholder list will also be produced and kept at the time and place of the annual meeting for the duration of the meeting and may be inspected by any stockholder who is present.

Additional Information About Approach Resources Inc.

If you would like to receive information about Approach Resources Inc., please visit our website at www.approachresources.com. The investor relations section of our website contains, among other things, management presentations, financial information, stock quotes and links to our filings with the SEC.

A copy of our annual report on Form 10-K for the fiscal year ended December 31, 2013, including the financial statements and the financial statement schedules, if any, but not including exhibits, will be provided at no charge to each person to whom this proxy statement is delivered upon the written request of such person addressed to Approach Resources Inc., Attn: Investor Relations, One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116, or by contacting Investor Relations at (817) 989-9000 or via our website at www.approachresources.com.

You may read without charge, and copy at prescribed rates, all or any portion of the proxy statement or any reports, statements or other information in the files at the public reference facilities of the SEC’s principal office at Room 1580, 100 F Street, N.E., Washington, D.C., 20549. You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings are also available to you on the Internet website maintained by the SEC at www.sec.gov.

In this proxy statement, we state that information and documents are available on our website. These references are merely intended to suggest where our stockholders may obtain additional information. The materials and other information presented on our website are not incorporated in and should not otherwise be considered part of this proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS,

J. Curtis Henderson

Chief Administrative Officer and Corporate Secretary

Fort Worth, Texas

April 24, 2014

ANNUAL MEETING OF STOCKHOLDERS OF Approach Resources Inc. May 29, 2014 PROXY VOTING INSTRUCTIONS INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. To obtain directions to attend the meeting and vote in person, contact Investor Relations at (817) 989-9000. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The notice of meeting, proxy statement, proxy card and 2013 annual report to stockholders are available at http://www.astproxyportal.com/ast/15649 ¯ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ¯ ☐ 20330300000000000000 3 052914 The Board of Directors recommends that you vote FOR ALL NOMINEES on proposal 1, and FOR proposals 2 and 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒ FOR AGAINST ABSTAIN 1. Election of three Class I Directors FOR AGAINST ABSTAIN ☐ FOR ALL NOMINEES ☐WITHHOLD AUTHORITY FOR ALL NOMINEES ☐FOR ALL EXCEPT (See instructions below) NOMINEES: Alan D. Bell Sheldon B. Lubar Christopher J. Whyte 2. Advisory vote to approve executive compensation 3. Ratify the appointment of Hein & Associates LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014 This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” in Proposal 1, “FOR” Proposals 2 and 3, and in the proxies’ discretion on any other business that may properly come before the meeting or any postponement or adjournment thereof.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: ☐ Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. ☐

0 ☐ Approach Resources Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Approach Resources Inc. (the “Company”) acknowledges receipt of the notice of annual meeting of stockholders and accompanying proxy statement, proxy card and 2013 annual report to stockholders of the Company and hereby appoints J. Ross Craft and J. Curtis Henderson, and each of them, with full power of substitution, to act as attorneys and proxies for the undersigned to vote all the shares of common stock of the Company that the undersigned is entitled to vote at the 2014 Annual Meeting of Stockholders of the Company to be held at Approach Resources Inc., located at One Ridgmar Centre, 6500 West Freeway, Suite 800 in Fort Worth, Texas, on May 29, 2014, at 10:00 a.m., Central Time, and at all postponements or adjournments thereof, as indicated on this proxy.

(Continued and to be signed on the reverse side)

☐ 14475 ☐